Exhibit 10.2

MASTER LEASE AGREEMENT

Dated November 7, 2007

Between

FCP PROPCO, LLC, a Delaware limited liability company

as Landlord,

and

STATION CASINOS, INC., a Nevada corporation

as Tenant

ARTICLE X CASUALTY AND CONDEMNATION		29

10.1	Insurance	29
0	Casualty; Application of Proceeds.	32
10.3	Condemnation.	33
0
ARTICLE XI ACCOUNTS AND RESERVES		34
0
11.1	Cash Management Procedures	34
00		35

ARTICLE XII		35

12.1	Events of Default	35
12.2	Certain Remedies	36
12.3	Damages	36
12.4	Landlord’s Security Interest	38
12.5	Application of Funds	39
12.6	Waiver of Right to Jury Trial	40

ARTICLE XIII		40

13.1	Landlord’s Right to Cure Tenant’s Default	40

ARTICLE XIV		40

14.1	Holding Over	40

ARTICLE XV SUBORDINATION		41

15.1	Subordination	41
15.2	Attornment	41
15.3	Notice of Default to Landlord’s Lender	41
15.4	Modifications to Secure Financing	42
15.5	Delivery of Notices to Landlord’s Lender	42
15.6	Right of Landlord’s Lender to Enforce Lease	42
15.7	Exercise of Landlord’s Discretion	42
15.8	Cure of Landlord Defaults	42
15.9	Indemnification	42

ARTICLE XVI		43

16.1	No Waiver	43
0
ARTICLE XVII		43

17.1	Remedies Cumulative	43

ARTICLE XVIII		44

18.1	Acceptance of Surrender	44

ARTICLE XIX		44

19.1	No Merger of Title	44

ARTICLE XX		44

20.1	Conveyance by Landlord	44

ARTICLE XXI		44

21.1	Quiet Enjoyment	44

ARTICLE XXII		45

22.1	Notices	45

ARTICLE XXIII		45

23.1	Appraisers	45

ARTICLE XXIV CONFIDENTIALITY		46

24.1	Confidentiality	46

ARTICLE XXV ENVIRONMENTAL INDEMNITY		46

25.1	Environmental Indemnity Provisions	46

ARTICLE XXVI MISCELLANEOUS		47

26.1	Survival of Claims	47
26.2	Severability	47
26.3	Maximum Permissible Rate	47
26.4	Headings	47
26.5	Exculpation	47
26.6	Exhibition of Leased Property	47
26.7	Entire Agreement	47
26.8	Governing Law	47
26.9	No Waiver	47
26.10	Successors and Assigns	48
26.11	Modifications in Writing	48
26.12	Effect of Delay or Omission	48
26.13	Third Party Beneficiaries; Landlord’s Lender Rights	48
26.14	Gaming License	48

26.15	[Intentionally Omitted]	48
26.16	Notification of Ownership Changes	48
26.17	Cooperation with Gaming Authorities	48

ARTICLE XXVII		49

27.1	Memorandum of Lease	49

ARTICLE XXVIII		49

28.1	Statement of Intent	49
28.2	Acknowledgment of Law	49

LIST OF EXHIBITS AND SCHEDULES

EXHIBIT A – Legal Description of the Land

EXHIBIT B – [Reserved]

EXHIBIT C – [Reserved]

EXHIBIT D – Subordination, Nondisturbance and Attornment Agreement

EXHIBIT E – Control Agreement

EXHIBIT F – Form of Sublease

SCHEDULE 1 – Ground Lease

SCHEDULE 3.1(d) – Designated Account

SCHEDULE 8.2.2 –Sublease Approvals

SCHEDULE 9.1(a) – Deferred Maintenance and Environmental Remediation Work

SCHEDULE 10.1 – Insurance Requirements

SCHEDULE 15.4 - Arbitration Procedures

MASTER LEASE AGREEMENT (this “Lease”), dated as of the 7th day of November, 2007, between FCP PROPCO, LLC, a Delaware limited liability company (“Landlord”) having its principal office at 1505 South Pavilion Center Drive, Las Vegas, Nevada 89135, and STATION CASINOS, INC., a Nevada corporation (“Tenant”), having its principal offices at 1505 South Pavilion Center Drive, Las Vegas, Nevada 89135.

RECITALS

WHEREAS, Landlord has agreed to let to Tenant, and Tenant has agreed to lease from Landlord, certain parcels of real property and improvements and related property and interests defined hereinbelow as the “Leased Property” (all capitalized terms used but not elsewhere defined herein shall have the meaning provided therefor in Article II hereof).

NOW, THEREFORE, in consideration of the foregoing, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

ARTICLE I

1.1           Leased Property. Upon and subject to the terms and conditions hereinafter set forth, Landlord leases to Tenant and Tenant leases from Landlord all of Landlord’s right, title and interest in and to all of the following (collectively, the “Leased Property”):

(i)            those certain tracts, pieces and parcels of land, as more particularly described in Exhibit A attached hereto and made a part hereof (collectively, the “Land”), including, without limitation, the interests of Landlord under the Ground Lease;

(ii)           all buildings, structures and other improvements of every kind, including alleyways, sidewalks, utility pipes, conduits and lines, parking areas and roadways appurtenant to such buildings and structures presently or hereafter situated upon the Land (collectively, and together with the Fixtures, the “Leased Improvements”);

(iii)          all easements, rights and appurtenances relating to the Land and the Leased Improvements;

(iv)          all permanently affixed equipment, machinery, fixtures (as defined in the Uniform Commercial Code as in effect in the State of Nevada) (including all HVAC equipment, elevators, escalators and lighting, together with all equipment, parts and supplies used to service, repair, maintain and equip the foregoing), and other items of real and/or personal property, including all components thereof, now and hereafter located in, on or used in connection with, and permanently affixed to or incorporated into the Leased Improvements, including all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air- and water-pollution-control, waste-disposal, air-cooling and air-conditioning systems and apparatus, sprinkler systems and fire- and theft-protection equipment, all of which, to the greatest extent permitted by law, are hereby deemed by the parties hereto to constitute real estate, together with all replacements, modifications, alterations and additions thereto (collectively the “Fixtures”); and

(v)           all other real and personal property (including interests as lessor under the Preapproved Space Leases) acquired by Landlord, as successor-by-merger to the Seller Subsidiary Entities (as defined in the Purchase Agreement) pursuant to the Purchase Agreement.

1.2           Release of Unimproved Parcels. Notwithstanding anything herein to the contrary, but subject to the applicable release requirements under the Landlord’s Loan Documents, Tenant shall have the right from time to time to terminate this Lease, with respect to, and to acquire from Landlord, at no cost to Tenant and with no adjustment in Rent, any Unimproved Parcels located at the Leased Property, and each of Landlord and Tenant shall grant to the other in connection therewith in respect of such Unimproved Parcels, on the one hand, and the Leased Property remaining subject to this Lease, on the other hand, reasonable easements, restrictions, covenants, reservations and rights of way for, among other things, traffic circulation, ingress, egress, parking, access, water and sewer lines, telephone and telegraph lines, electric lines or other utilities or for other similar purposes at no cost to Landlord and with no adjustment in Rent (and in no event shall either of Landlord or Tenant pay to the other monetary compensation for the granting of such easements, restrictions, covenants, reservations and rights of way); provided, in each such case, (x) such Unimproved Parcel shall be used for the purpose of erecting, maintaining and operating other structures and improvements not inconsistent with the use of the related Leased Property, and (y) such termination will not materially adversely affect either the value of the remaining portion of the related Leased Property (as distinguished from the value of the entire Leased Property) or the net operating income of the remaining portion of the Leased Property (taking into account, to the extent applicable, any potential loss of revenue resulting if the transfer and development of the Unimproved Parcel by Landlord were not to occur), as reasonably determined by Landlord. As used herein, “Unimproved Parcel” shall mean, with respect to a Leased Property, any undeveloped portion of such Leased Property as to which Landlord’s Lender has reasonably determined that such portion is not required for the Primary Intended Use of such Leased  Property and that the release of such portion will not adversely affect either the “as leased” appraised value or the net operating income of the remaining portion of Leased Property. For the avoidance of doubt, the erecting, maintaining and operating of residential apartment or condominium complexes on Unimproved Parcels shall not be deemed to be inconsistent with the use of the related Leased Property. In connection with any termination permitted pursuant to this Section, Landlord and Tenant agree to execute and deliver any instrument reasonably necessary or appropriate to facilitate said action (including instruments reasonably required under the Landlord’s Loan Documents), subject to Landlord’s receipt of:

1.             a plot plan identifying the location of the applicable Unimproved Parcel;

2.             a metes and bounds description of such Unimproved Parcel; and

3.             an amendment to the legal description attached as an exhibit to this Lease implementing the proposed release, including a metes and bounds description of the portion of the Land at the relevant Leased Property that will continue to be subject to this Lease after the proposed termination.

1.3           Term. The initial term of this Lease (the “Initial Term” and, together with any Renewal Term(s), the “Term”) shall commence on the Commencement Date and shall expire on the day immediately preceding the fifteenth (15th) anniversary of the Commencement Date, unless otherwise terminated as provided herein, subject to the terms of Sections 1.5 and 1.6.

1.4           No Merger of Landlord’s Interest. If Landlord or any Affiliate of Landlord shall purchase any fee or other interest in a Leased Property that is superior to the interest of Landlord, such as the ground lessor’s interest in a Ground Leased Property, then the estate of Landlord and such superior interest shall not merge and, without limiting the foregoing, Tenant shall continue to be liable hereunder to perform any other obligations of the lessee under such Ground Lease.

1.5           Limitation of Term as a Result of Ground Lease Terms; Other Releases. With respect to any Ground Leased Property, the Ground Lease for which has an expiration date (taking into account any renewal options thereunder as of the date hereof or hereafter exercised) prior to the expiration of the Term (taking into account any exercised renewal options hereunder), (i) this Lease shall expire with respect to such Ground Leased Property on the business day immediately preceding such Ground Lease expiration date (taking into account the terms of the following clause (ii)), and (ii) if a Ground Lease renewal option is not exercised as of the date hereof and Landlord has not (in its sole discretion) determined to exercise such renewal option, then Tenant may require Landlord to exercise such renewal option on the following terms and conditions: (1) no default on the part of Tenant hereunder or Event of Default shall have occurred and be continuing, and (2) Tenant shall notify Landlord, on a date reasonably prior to the date on which such renewal option must be exercised, that Tenant wishes Landlord to exercise such renewal option. Landlord shall provide Tenant with a copy of Landlord’s exercise of such renewal option.

1.6           Renewal Right. Provided that no Event of Default has occurred and is continuing at the time such Notice is given, and no Noticed Default or Event of Default is continuing at the time the corresponding Renewal Term is to take effect, Tenant shall have the right and option, in its sole discretion (each such right and option, a “Renewal Option”) to extend and renew this Lease upon all the same terms and conditions (except as this Lease otherwise expressly states), as follows (each such extended term, a “Renewal Term”): (i) the Initial Term may be extended for an additional term of five (5) years (the “First Extended Term”); and (ii) the First Extended Term may be extended for an additional term of five (5) years. Tenant shall exercise each Renewal Option, if at all, by giving written Notice to Landlord of such exercise not less than three (3) months, nor more than twelve (12) months, before the expiration of the then current Term. After the last Renewal Term, Tenant shall have no further right to renew or extend the Term. If Tenant fails to validly and timely exercise any Renewal Option, then all subsequent Renewal Options shall terminate.

1.7           The Ground Lease.

(a)           This Lease, to the extent affecting and solely with respect to the Ground Leased Property, is and shall be subject and subordinate to all of the terms and conditions of the Ground Lease. Tenant hereby acknowledges that Tenant has reviewed and agreed to all of the terms and conditions of the Ground Lease. Tenant hereby agrees that Tenant shall not to do, or fail to do, anything that would cause any violation of the Ground Lease. Without limiting the foregoing, (i) to the extent Landlord is required to obtain the written consent of the lessor under the Ground Lease (the “Ground Lessor”) to alterations of or the subleasing of all or any portion of the Ground Leased Property pursuant to the Ground Lease, Tenant shall likewise obtain Ground Lessor’s written consent to alterations of or the subleasing of all or any portion of the Ground Leased Property, and (ii).Tenant shall carry and maintain general liability, automobile liability, property and casualty, worker’s compensation and employer’s liability insurance in amounts and with policy provisions, coverages and certificates as required of Landlord as tenant under the Ground Lease.

(b)           In the event of cancellation or termination of the Ground Lease for any reason whatsoever whether voluntary or involuntary (by operation of law or otherwise) prior to the expiration date of this Lease, including extensions and renewals granted thereunder, then, at Ground Lessor’s option, Tenant shall make full and complete attornment to Ground Lessor with respect to the obligations of Landlord to Ground Lessor in connection with the Ground Leased Property for the balance of the term of the Lease (notwithstanding that this Lease shall have expired with respect to the Ground Leased Property as a result of the cancellation or termination of the Ground Lease). Tenant’s attornment shall be evidenced by a written agreement which shall provide that the Tenant is in direct privity of contract with Ground Lessor (i.e. that all obligations previously owed to Landlord under this Lease with respect to the Ground Lease or the Ground Leased Property shall be obligations owed to Ground Lessor for the balance of the term of this Lease, notwithstanding that this Lease shall have expired with respect to the Ground Leased Property as a result of the cancellation or termination of the Ground Lease) and which shall otherwise be in form and substance reasonably satisfactory to Ground Lessor. Tenant shall execute and deliver such written attornment within thirty (30) days after request by Ground Lessor. Unless and until such time as an attornment agreement is executed by Tenant pursuant to this subsection, nothing contained in this Lease shall  create, or be construed as creating, any privity of contract or privity of estate between Ground Lessor and Tenant.

(c)           In the event Tenant receives a written notice from Ground Lessor stating that an event of default has occurred or exists under the Ground Lease, the Tenant shall thereafter, during the continuance of such event of default, pay and perform all of Landlord’s obligations pursuant to the Ground Lease directly to or for Ground Lessor including, without limitation, the payment of all rentals accruing under this Lease to the extent related to the Ground Leased Property and the Landlord’s obligations under the Ground Lease directly to Ground Lessor (or Ground Lessor’s lender if Ground Lessor shall so direct); provided that nothing in this provision shall entitle Tenant to reduce the amount of Base Rent payable to Landlord under this Lease (subject to a reservation of any right or claim against the Landlord). Similarly, in the event Tenant receives a written notice from any lessor under any master lease of any portion of the Ground Leased Property to Ground Lessor stating that an event of default has occurred or exists under such master lease, the Tenant shall thereafter, during the continuance of such event of default, so long as the terms of this Lease are recognized and honored, attorn to such master lessor and pay and perform all of Ground Lessor’s obligations pursuant to such master lease directly to or for such lessor under such master lease including, without limitation, the payment of rentals accruing under this Lease to the extent related to that portion of the Ground Leased Property subject to such master lease and the Ground Lessor’s obligations under such master lease directly to such lessor; provided that nothing in this provision shall entitle Tenant to reduce the amount of Base Rent payable to Landlord under this Lease (subject to a reservation of any right or claim against the Landlord).

(d)           Nothing contained in this Lease amends, or shall be construed to amend, any provision of the Ground Lease.

(e)           Tenant shall indemnify, defend and hold harmless the Ground Lessor, any master lessor to Ground Lessor and any other party entitled to be indemnified pursuant to the terms of the Ground Lease from and against any and all claims arising from Tenant’s use of the Ground Leased Property, and from and against the conduct of Tenant’s business thereon or from any other activity, work or thing done, permitted or suffered by Tenant in, about or in respect of the Ground Leased Property, and from and against any and all claims arising from any breach or default in the performance of any obligation on Tenant’s part to be performed under the terms of this Lease relating to the Ground Leased Property, or arising from any act or omission of Tenant or Tenant’s agents, contractors, invitees, subtenants, customers or employees with respect to the Ground Leased Property, and from and against all costs, attorneys’ fees, expenses and liabilities incurred in the defense of any such claim or any action or proceeding brought thereon; and in case any action or proceeding be brought against the Ground Lessor or any master lessor to Ground Lessor or any such party by reason of any such claim, Tenant, upon notice from Ground Lessor, any master lessor to Ground Lessor or any such party, shall defend the same at Tenant’s expense by counsel satisfactory to the party or parties indemnified pursuant to this paragraph or the Ground Lease.

(f)            Tenant hereby waives any and all rights of recovery (including subrogation rights of its insurers) from Ground Lessor, its agents, principals, employees and representatives for any loss or damage, including consequential loss or damage, covered by any insurance policy maintained by Tenant, whether or not such policy is required under the terms of the Ground Lease.

ARTICLE II

2.1           Definitions. For all purposes of this Lease, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular, (ii) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles as at the time applicable, (iii) all references in this Lease to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Lease, (iv) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Lease as a whole and not to any particular Article, Section or other subdivision, (v) the term “including” and words of similar import shall be deemed to be followed by the phrase “without limitation,” (vi) the term “attorneys’ fees” and “attorneys’ fees and expenses” and words of similar import shall be deemed preceded with the word “reasonable,” and (vii) the phrase “Leased Property” shall be deemed to be followed by the phrase “or any portion thereof”.

Additional Charges:  As defined in Article III.

Affiliate:  A Person or Persons directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with the Person or Persons in question. The term “control”, as used in the immediately preceding sentence, shall mean, with respect to a Person that is a corporation, the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the shares of the controlled corporation and, with respect to a Person that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled Person.

Alteration:  As defined in Section 8.1.

Alteration Cost Threshold:  As defined in Section 8.1.

Award: Any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of any Facility.

Base Rent:   As defined in Article III.

Business Day:  Any day other than (a) a Saturday, Sunday and (b) any other day on which national banks in New York, New York or Las Vegas, Nevada are not open for business.

Cash:  Coin or currency of the United States of America or immediately available federal funds, including such funds delivered by wire transfer.

Cash Management Procedures:  As defined in Article XI.

Casualty:  As defined in Section 10.2.

Commencement Date:  The date of this Lease.

Commencement Date LCR:  The Lease Coverage Ratio as of the Commencement Date.

Condemnation:  As defined in Section 10.3.

Default:  The occurrence of any event hereunder which, but for the giving of notice or passage of time, or both, would be an Event of Default hereunder.

Eligible Collateral:  U.S. Government Securities, Debt Securities, Cash and Cash Equivalents and a Letter of Credit, or any combination of the foregoing.

Environmental Laws:  Any and all of the following as applicable to Tenant and/or the Facility:  any and all federal, state or local statutes, regulations or ordinances or any judicial or administrative decrees or decisions, whether now existing or hereinafter enacted, promulgated or issued, with respect to the protection of human health from any environmental hazards (as relating to exposure to such environmental hazards), or the environment, or any Hazardous Substances, wetlands, landfills, open dumps, storage tanks, underground storage tanks, solid waste, waste water, storm water run-off, waste emissions or wells. Without limiting the generality of the foregoing, the term shall encompass each of the following statutes, and regulations promulgated thereunder, and amendments and successors to such statutes and regulations, as may be enacted and promulgated from time to time:  (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (codified in scattered sections of 26 U.S.C.; 33 U.S.C.; 42 U.S.C. and 42 U.S.C. §9601 et seq.); (ii) the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6901 et seq.); (iii) the Hazardous Materials Transportation Act (49 U.S.C. §1801 et seq.); (iv) the Toxic Substances Control Act (15 U.S.C. §2061 et seq.); (v) the Clean Water Act (33 U.S.C. §1251 et seq.); (vi) the Clean Air Act (42 U.S.C. §7401 et seq.); (vii) the Safe Drinking Water Act (21 U.S.C. §349; 42 U.S.C. §201 and §300f et seq.); (viii) the National Environmental Policy Act of 1969 (42 U.S.C. §4321); (ix) the Superfund Amendment and Reauthorization Act of 1986 (codified in scattered sections of 10 U.S.C., 29 U.S.C., 33 U.S.C. and 42 U.S.C.); and (x) Title III of the Superfund Amendment and Reauthorization Act (40 U.S.C. §1101 et seq.).

Equity Interest:  All or any part of any direct or indirect equity or ownership interest(s) (whether stock, partnership interest, beneficial interest in a trust, limited liability company or member’s interest, or other interest of an ownership or equity nature) in any entity at any tier of ownership that directly or indirectly owns or holds any ownership or equity interest in a Person.

Event of Default:  As defined in Article XII.

Facility:  As defined in Section 6.1(a)(iii).

Facility Subtenant. The Subtenant under any Preapproved Facility Sublease.

Fair Market Rental:  With respect to a Facility, the rental that a willing tenant not compelled to rent would pay a willing landlord not compelled to let for such Facility, excluding all capital improvements (as distinguished from necessary repairs and replacements) paid for by Tenant, determined in accordance with the appraisal procedures set forth in Article XXIII or in such other manner as shall be mutually acceptable to Landlord and Tenant.

FF&E:  Tenant’s or Facility Subtenant’s right, title, and interest in any of the following Tenant Personalty (but only to the extent, for avoidance of doubt, such property shall not be included in Fixtures comprising the Leased Property):  all furniture, fixtures, goods, inventory, equipment, furnishings, objects of art, machinery, appliances, appurtenances and signage (as such terms are defined in the Uniform Commercial Code, as applicable) together with tools and supplies (including spare parts inventories) related to the foregoing, now or in the future contained in, used in connection with, attached to, or otherwise placed on any part of, the Leased Property. “FF&E” shall include, without limitation: beds, bureaus, chiffonniers, chests, chairs, desks, lamps, mirrors, bookcases, tables, rugs, carpeting, drapes, draperies, curtains, shades, blinds, screens, paintings, hangings, pictures, divans, couches, luggage carts, luggage racks, stools, sofas, chinaware, linens, pillows, blankets, glassware, silverware, food carts, cookware, dry cleaning facilities, dining room wagons, keys or other entry systems, bars, bar fixtures, liquor and other drink dispensers, icemakers, radios, television sets, intercom and paging equipment, electric and electronic equipment, dictating equipment, private telephone systems, medical equipment, potted plants, fittings, plants, apparatus, stoves, ranges, refrigerators, laundry machines, machinery, switchboards, conduits, compressors, vacuum cleaning systems, floor cleaning, waxing and polishing equipment, call systems, electrical signs, bulbs, bells, ash and fuel, conveyors, cabinets, lockers, shelving, spotlighting equipment, dishwashers, garbage disposals, washers and dryers, all gaming and financial equipment, computer equipment, calculators, adding machines, gaming tables, video game and slot machines, any other electronic equipment of every nature, and other hotel or casino furniture, furnishings and equipment. Notwithstanding anything to the contrary, “FF&E” shall not include any goods purchased and held for sale or resale and any paper goods and business supplies.

FF&E Reserve:  As defined in Article XI.

Fiscal Quarter:  each quarter within a Fiscal Year.

Fiscal Year:  The fiscal year of Tenant as the same may be modified from time to time.

Fixtures:  As defined in Article I.

Gaming Authority:  Those federal, state and local governmental, regulatory and administrative authorities, agencies, boards and officials responsible for or involved in the regulation of gaming or gaming activities in any jurisdiction, including within the State of Nevada, specifically, the Nevada Gaming Commission, the Nevada State Gaming Control Board, and applicable local authorities.

Gaming Laws:  Those laws pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gaming within any jurisdiction and, within the State of Nevada, specifically, the Nevada Gaming Control Act, as codified in the Chapter 463 of the Nevada Revised

Statutes, and the regulations of the Nevada Gaming Commission and Nevada State Gaming Control Board promulgated thereunder, as amended from time to time.

Governmental Authority:  Any court, board, agency, commission, office or authority of any nature whatsoever of or for any governmental unit (federal, state, county, district, municipal, city or otherwise), whether now or hereafter in existence.

Ground Leased Property:  The Leased Property subject to the Ground Lease.

Ground Lease: The ground lease identified on Schedule 1.

Ground Lessor:  As defined in Section 1.7.

Hazardous Substances:  Each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as hazardous or toxic under any Environmental Law. Without limiting the generality of the foregoing, the term shall mean and include:

(i)            “hazardous substances” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendment and Reauthorization Act of 1986, or Title III of the Superfund Amendment and Reauthorization Act, each as amended, and regulations promulgated thereunder; excluding, however, common maintenance and cleaning products regularly found at properties with a standard of operation and maintenance comparable to the Property;

(ii)           “hazardous waste” and “regulated substances” as defined in the Resource Conservation and Recovery Act of 1976, as amended, and regulations promulgated thereunder;

(iii)          “hazardous materials” as defined in the Hazardous Materials Transportation Act, as amended, and regulations promulgated thereunder; and

(iv)          “chemical substance or mixture” as defined in the Toxic Substances Control Act, as amended, and regulations promulgated thereunder.

Improvements: The improvements situated on the Leased Property.

Indemnitee:  As defined in Section 15.9.

Insurance Premiums:  As defined in Section 10.1(b).

Insurance Requirements:  All terms of any insurance policy required hereunder covering or applicable to the Leased Property, all requirements of the issuer of any such policy, and all orders, rules, regulations and other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) applicable to or affecting the Leased Property or any use of the Leased Property.

Land:  As defined in Article I with respect to the Leased Property.

Landlord:  FCP PropCo, LLC, a Delaware limited liability company, and its successors and assigns.

Landlord Liens:  Liens on or against the Leased Property or this Lease or any payment of Rent (i) in favor of any taxing authority by reason of any tax excluded from the definition of “Taxes” hereunder owed by Landlord or (ii) securing Landlord’s Debt.

Landlord’s Debt:  Collectively, (a) that certain mortgage loan in the original principal amount of $2,050,000,000 made by Landlord’s Lender to Landlord, (b) that certain first mezzanine loan in the original principal amount of $150,000,000 made by Landlord’s Lender to FCP MezzCo Borrower I, LLC, a Delaware limited liability company, (c) that certain second mezzanine loan in the original principal amount of $150,000,000 made by Landlord’s Lender to FCP MezzCo Borrower II, LLC, a Delaware limited liability company, (d) that certain third mezzanine loan in the original principal amount of $125,000,000 made by Landlord’s Lender to FCP MezzCo Borrower III, LLC, a Delaware limited liability company, (e) as to each of the foregoing loans, all accrued and unpaid interest thereon, all other obligations or liabilities due or to become due the applicable Landlord’s Lender pursuant to or in accordance with Landlord’s Loan Documents, and all other amounts, sums and expenses paid by or payable to Landlord’s Lender under or pursuant to Landlord’s Loan Documents, and (f) as to each of the foregoing loans, all Modifications, increases, reinstatements and refinancings thereof as may occur from time to time,.

Landlord’s Lender:  German American Capital Corporation and JPMorgan Chase Bank, N.A., together with their respective successors and assigns, any other “Lender” as such term is defined in Landlord’s Loan Documents and any other lender in respect of Landlord’s Debt.

Landlord’s Loan Documents:  The instruments and agreements evidencing, establishing and securing Landlord’s Debt, including (to the extent applicable) without limitation, any promissory notes, loan agreements, mortgages, deeds of trust or deeds to secure debt, assignments of leases and rents and pledge agreements, provided that with respect to any Landlord’s Loan Documents other than those executed and delivered contemporaneously herewith, in any instance in this Lease in which Tenant (and any Person claiming by, through or under Tenant) is obligated to comply with or perform in accordance with or subject to Landlord’s Loan Documents, Tenant (and such Person) shall not be so obligated to the extent that any amended or new Landlord’s Loan Documents impose any additional material obligation, duty or liability on Tenant (or such Person) or diminish in any material respect any right of Tenant (or such Person) provided for hereunder.

Lease Coverage Ratio:   As of any date, the ratio of Tenant’s TTM EBITDAR to the aggregate amount of Scheduled Base Rent Payments payable under this Lease for the twelve preceding months. For the first twelve months of the Term, the Lease Coverage Ratio shall be calculated based on the Scheduled Base Rent Payments payable hereunder from the Commencement Date through the full calendar month preceding the calculation date, with such sum annualized to determine the aggregate Scheduled Base Rent Payments for a full twelve month period. From and after the termination of this Lease with respect to any Leased Property pursuant to Section 1.5 or otherwise, the calculation of the Lease Coverage Ratio shall exclude such Leased Property for the relevant calculation period.

Lease Shortfall Reserve Period:  shall mean any period (a) commencing on the Rent Payment Date following the conclusion of any two (2) consecutive Fiscal Quarters for which the Lease Coverage Ratio is less than ninety percent (90%) of Commencement Date LCR and (b) ending on the day immediately preceding the Rent Payment Date following the conclusion of any two (2) consecutive Fiscal Quarters for which the Lease Coverage Ratio exceeds ninety percent (90%) of Commencement Date LCR, provided that no Noticed Default or Event of Default (as such terms are defined in Landlord’s Loan Documents) is then continuing, and, for avoidance of doubt, subject to resumption of the Lease Shortfall Reserve Period upon any subsequent occurrence of the conditions set forth in clause (a) above.

Lease Year:  the period beginning on the Commencement Date, or any anniversary thereof, and ending on the day immediately preceding the next succeeding anniversary of the Commencement Date.

Leased Improvements; Leased Property:  Each as defined in Article I.

Legal Requirements:  All federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Landlord, Tenant or the Leased Property, or the construction, use, alteration or operation thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Tenant, at any time in force affecting the Leased Property (other than any subleases, this Lease, and service contracts and other similar agreements now in effect or hereafter entered into in the ordinary course of Tenant’s business), including any which may (i) require repairs, modifications or alterations in or to the Leased Property, or (ii) in any way limit the use and enjoyment thereof.

Letter of Credit:  A clean, irrevocable, unconditional, transferable letter of credit, payable on sight draft only, which shall not be secured by any Leased Property or any reimbursement agreement with Landlord, for the benefit of Landlord’s Lender and entitling such beneficiary to draw thereon in New York, New York or in such other city as the corporate trust office of Landlord’s Lender may be located at the time of the issuance of such letter of credit, issued by a domestic bank or the U.S. agency or branch of a foreign bank by a bank with a long-term unsecured debt rating of not less than ‘A’ and a short-term unsecured debt rating of not less than ‘A-1’. Such letter of credit shall provide that (i) it will automatically renew unless the issuer of such letter of credit delivers written notice to the beneficiary (and to Landlord, if Landlord is not the beneficiary) at least thirty (30) days prior to its expiration that such letter of credit will not be renewed and (ii) if not so renewed, the beneficiary shall be entitled to draw upon the full amount thereof. Without in any way limiting the generality of the foregoing, if any Letter of Credit is not renewed or replaced with another Letter of Credit prior to the date that is thirty (30) days prior to its expiration, the beneficiary shall be entitled to draw upon the full amount thereof.

Lien:  Any mortgage, deed of trust, lien, pledge, hypothecation, collateral assignment, security interest, or any other encumbrance, charge or collateral transfer of, on or affecting the Leased Property or Tenant, or any interest therein, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, notice or other instrument and mechanics’, materialmen’s and other similar liens and encumbrances.

Litigation Costs:  All costs reasonably incurred by Landlord in connection with the enforcement of any provision of this Lease, including reasonable attorneys’ fees and expenses, court costs and reasonable consultants’ fees and expenses.

Material Alteration:  Any Alteration which, when aggregated with all related Alterations, involves costs estimated by Tenant (which costs shall be reasonably acceptable to Landlord and Landlord’s Lender) to be incurred in implementing the Alterations exceeding $50 million.

Modification:  Any amendments, supplements, modifications, renewals, replacements, consolidations, substitutions and extensions of any document or instrument from time to time; “modify”, “modified,” or related words shall have meanings correlative thereto.

Notice:  As defined in Article XXII (regardless whether the same is capitalized herein).

Noticed Default: Any Default as to which Tenant has received Notice.

Officer’s Certificate:  A certificate made by an individual authorized to act on behalf of Tenant.

Operating Agreements:  Reciprocal easement and/or operating agreements; covenants, conditions and restrictions; and similar agreements affecting any Leased Property and binding upon and/or benefiting Landlord or Tenant and other third parties.

Operating Budget:  With respect to each Facility, an annual budget for the succeeding Fiscal Year with respect to the operations of such Facility.

Other Charges:  All maintenance charges, impositions other than Taxes, and any other charges, including vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Leased Property, now or hereafter levied or assessed or imposed against the Leased Property or any part thereof (subject to the same exclusion set forth in the proviso in the definition of “Taxes”).

Overdue Rate:  On any date, a rate equal to the default rate of interest under Landlord’s Loan Documents, but in no event greater than the maximum rate then permitted under applicable law.

Permitted Encumbrances: Collectively, (a) all Liens disclosed in the Title Policies, (b) Liens, if any, for Taxes or Other Charges not yet payable or delinquent or which are being diligently contested in good faith in accordance with this Lease, (c) Liens arising after the Commencement Date in respect of property or assets imposed by law which were incurred in the ordinary course of business, such as carriers’, warehousemen’s, landlord’s, mechanics’, materialmen’s, repairmen’s and other similar Liens arising in the ordinary course of business, and Liens for workers’ compensation, unemployment insurance and similar programs, in each case arising in the ordinary course of business which are being diligently contested in good faith in accordance with the terms hereof, (d) Subleases permitted pursuant to this Lease, (e) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances (including any of such matters incurred or entered into by Tenant or a Facility Subtenant in the ordinary course of business) which in each case do not diminish in any material respect the value of the affected Leased Property or affect in any material respect the validity, enforceability or priority of this Lease or the Liens created by Landlord’s Loan Documents, and (f) such other title and survey exceptions as Landlord has approved or may approve in writing. In addition, “Permitted Encumbrances” shall include any Landlord Liens.

Person:  Any individual, sole proprietorship, corporation, general partnership, limited partnership, limited liability company or partnership, joint venture, association, joint stock company, bank, trust, estate, unincorporated organization, any federal, state, county or municipal government (or any agency or political subdivision thereof), endowment fund or any other form of entity.

Policies:  As defined in Section 10.1.

Preapproved Facility Subleases:  As defined in Section 8.2.2(a).

Preapproved Space Leases:  As defined in Section 8.2.2(a).

Primary Intended Use:  As defined in Section 6.1.

Property Documents:   Collectively, the Permitted Encumbrances, Ground Lease and Operating Agreements.

Proprietary Information:  As defined in Section 24.1.

Purchase Agreement:  That certain Amended and Restated Purchase and Sale Agreement made as of October 31, 2007, by and among Boulder Station, Inc., a Nevada corporation, Charleston Station, LLC, a Nevada limited liability company, Palace Station Hotel & Casino, Inc., a Nevada corporation, and Sunset Station, Inc., a Nevada corporation, collectively as sellers, FCP NewCo, LLC, a Delaware limited liability company, as purchaser, and the other parties thereto, as assigned by FCP NewCo, LLC to Landlord pursuant to that certain Assignment and Assumption Agreement dated as of November 5, 2007.

Qualified Architect:  Any architect, engineer or construction consultant (which can be an employee of Tenant or an Affiliate thereof) licensed or registered in the jurisdiction where the applicable Leased Property is located, if required by the laws of such jurisdiction, having at least five (5) years of architectural or construction management experience, and approved by Landlord’s Lender, which approval shall not be unreasonably withheld, delayed or conditioned.

Rating Agencies:  Any one or more of the following designated by Landlord: Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., Moody’s Investors Service, Inc., and Fitch Ratings, Inc. or any other nationally-recognized statistical rating agency selected by Landlord.

Rent:  Collectively, (i) the Base Rent and (ii) Additional Charges.

Rental Period. As defined in Article III.

Rent Payment Date. As defined in Article III.

Requesting Parties:  As defined in Section 24.1.

Required Insurance Coverage:  As defined in Section 3.1(b).

Restoration:  As defined in Section 10.2.

Scheduled Additional Charges:  As defined in Section 3.1(b).

Scheduled Base Rent Payments: means the payments of Base Rent payable under Section 3.1 hereof on each Rental Payment Date during a particular period.

Scheduled Lease Payments:  As defined in Section 3.1(b).

State:  The State of Nevada.

Sublease. Any lease, sublease, license agreement or occupancy agreement entered into by Tenant affecting all or any portion of the Leased Property.

Subleasing Standards:  As defined in Section 8.2.2(a).

Subtenant:  A subtenant, licensee, occupant or other party to any Sublease.

Superior Interests:  As defined in Article XV.

Superior Party:  As defined in Article XV.

Taxes:  All real estate and personal property taxes, assessments, fees, taxes on rents or rentals, water rates or sewer rents and other governmental charges now or hereafter levied or assessed or imposed against Landlord, Tenant or the Leased Property or rents therefrom or which may become Liens on Tenant’s Personalty, provided that Taxes shall not include any income, franchise, estate, inheritance or gift taxes, or any other tax imposed on or measured by the net income of Landlord, except to the extent that the same is in direct substitution for a tax that would otherwise be included within the definition of “Taxes” hereunder.

Tenant Security Period:   Any period (a) commencing on the Rent Payment Date following the conclusion of any two (2) consecutive Fiscal Quarters for which the Lease Coverage Ratio is less than 80% of Commencement Date LCR and (b) ending on the day immediately preceding the Rent Payment Date following the conclusion of any two (2) consecutive Fiscal Quarters for which the Lease Coverage Ratio exceeds 80% of Commencement Date LCR, provided that no Noticed Default or Event of Default (as such terms are defined in Landlord’s Loan Documents) is then continuing, and, for avoidance of doubt, subject to resumption of the Tenant Security Period upon any subsequent occurrence of the conditions set forth in clause (a) above.

Tenant’s Personalty: Tenant’s right, title and interest in and to the following, now owned or hereafter acquired:

A. Equipment. All “equipment,” as such term is defined in Article 9 of the Uniform Commercial Code (as hereinafter defined) which is used at or in connection with the Improvements or the Land or is located thereon or therein (including all machinery, equipment, furnishings, and electronic data-processing and other office equipment and any and all additions, substitutions and replacements of any of the foregoing), together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto (collectively, the “Equipment”). Notwithstanding the foregoing, Equipment shall not include any Fixtures (including, but not limited to, all HVAC equipment, elevators, escalators and lighting, together with all equipment, parts and supplies used to service, repair, maintain and equip the foregoing) or property belonging to tenants or other occupants under leases or other agreements except to the extent that Tenant shall have any right or interest therein; and

B. Personal Property. All inventory, furniture, furnishings, objects of art, machinery, goods, tools, supplies, appliances, general intangibles, contract rights, accounts, accounts receivable, franchises and licenses, certificates and permits obtained by Tenant for its own business, in each case, of any kind or character whatsoever (as defined in and subject to the provisions of the Uniform Commercial Code as hereinafter defined) which are located within or about the Land and the Improvements, together with all accessories, replacements and substitutions thereto or therefor and the proceeds thereof (collectively, the “Personal Property”). Notwithstanding the foregoing, Personal Property shall not include any Fixtures (including, but not limited to, all HVAC equipment, elevators, escalators and lighting, together with all equipment, parts and supplies used to service, repair, maintain and equip the foregoing) or property belonging to tenants or other occupants under leases or other agreements except to the extent that Tenant shall have any right or interest therein.

Term:  As defined in Article I.

Title Policies:  The ALTA (or equivalent) title insurance policies acquired by Landlord or Landlord’s predecessor-in-interest most recently prior to the date hereof (i) naming Landlord or Landlord’s predecessor-in-interest as the insured and (ii) insuring Landlord’s or Landlord’s predecessor-in-interest’s fee or leasehold interest in the Leased Property subject to the exceptions and exclusions set forth therein.

Transfer:  With respect to the Leased Property or any portion thereof or any interest or estate therein, any of the following, whether by operation of law or otherwise, whether voluntary or involuntary, and whether direct or indirect: (a) any assignment, conveyance, grant, hypothecation, mortgage, pledge, sale, or other transfer, whether direct or indirect, of all or any part of such property, or of any legal, beneficial, or equitable interest or estate in such property or any part of it (including the grant of any easement, lien, or other encumbrance); (b) any conversion, exchange, issuance, modification, reallocation, sale, or other transfer of any direct or indirect Equity Interest(s) in the owner of such property by the holder of such Equity Interest(s); (c) any transaction described in “b” affecting any Equity Interest(s) or any other interest in such property or in any such owner (or in any other direct or indirect owner at any higher tier of ownership) through any manner or means whatsoever; or (d) any transaction that is in substance equivalent to any of the foregoing. A transaction affecting Equity Interests, as referred to in clauses “b” through “d,” shall be deemed a Transfer by Tenant even though Tenant is not technically the transferor.

TTM EBITDAR:  As of any date, on a trailing twelve months basis, earnings from hotel and casino operations at the Leased Property before interest expense/income, taxes, depreciation and amortization, any rental expense on real property (other than ground rent), distribution expense, direct and allocated corporate overhead expense, regional office allocation, royalty charges from affiliates and restructuring expense plus any non-cash charges/less any non-cash income, including but not limited to losses on sales of assets and non-cash compensation expense.

Unavoidable Delays:  Delays due to strikes, lockouts, inability to procure materials, power failure, acts of God, governmental restrictions, enemy or terrorist action, civil commotion, fire, unavoidable casualty or other causes beyond the control of the party responsible for performing an obligation hereunder, provided that lack of funds shall not be deemed a cause beyond the control of either party hereto unless such lack of funds is caused by the failure of the other party hereto to perform any obligations of such party under this Lease.

Uniform Commercial Code:  The Uniform Commercial Code as in effect in the State of Nevada.

Unimproved Parcel:  As defined in Article I.

Variable Additional Charges:  As defined in Section 3.1(c).

ARTICLE III

3.1           Rent. Tenant will pay to Landlord, in lawful money of the United States of America which shall be legal tender for the payment of public and private debts, at Landlord’s address set forth above or at such other place or to such other Person as Landlord may designate in writing from time to time annual base rent as follows (“Base Rent”):

Lease Year	Base Rent
1	$249,450,019
2	$249,450,019
3	$249,450,019
4	$249,450,019
5	$249,450,019
6	$324,285,025
7	$324,285,025
8	$324,285,025
9	$324,285,025
10	$324,285,025
11	$372,927,778
12	$372,927,778
13	$372,927,778
14	$372,927,778
15	$372,927,778

At the commencement of each Renewal Term, if any, Base Rent shall be reset to be equal to the greater of (a) the annual Fair Market Rental for the Leased Property and (b) one hundred ten percent (110%) of the annual aggregate interest payments payable on the then-existing Landlord’s Debt.

In addition, Tenant will pay to Landlord or the Person otherwise entitled thereto all Additional Charges during the Term on or before the same are delinquent. Base Rent for each Fiscal Year shall be payable in advance in twelve (12) equal installments, on the day (the “Rent Payment Date”) that is the third (3rd) Business Day preceding the fifteenth (15th) day of each calendar month of the Term. Base Rent shall be paid for the period of the fifteenth (15th) day of each month (or, if applicable, the Commencement Date) through the fourteenth (14th) day of the next month (or, if applicable, the expiration of the Term) (each, a “Rental Period”), provided that the first and last payments of Base Rent shall be prorated as to any partial Rental Period, based on the number of days within the Term during such Rental Period and the number of days in such Rental Period. Tenant hereby agrees to make any reasonable changes with respect to the definitions of “Rent Payment Date” or “Rental Period,” including, without limitation, changing the Rent Payment Date and Rental Period, as may be reasonably requested in connection with any Landlord’s Debt. The first installment payment of Base Rent has been made as of the date hereof. The second installment shall be payable on November 12, 2007, for the Rental Period beginning November 15, 2007 and ending December 14, 2007.

(a)           Survival. The obligations of Tenant and Landlord contained in this Section 3.1 shall survive the expiration or earlier termination of this Lease, as provided in Article XII of this Lease.

(b)           Scheduled Additional Charges. In addition to the Base Rent payable with respect to the Leased Property, Tenant shall pay, or cause to be paid, to Landlord, on a monthly installment basis on each Rent Payment Date, the following (collectively, “Scheduled Additional Charges” and, together with Base Rent, “Scheduled Lease Payments”):

(1)           Taxes and Other Charges. Tenant shall pay, or cause to be paid, all Taxes and Other Charges as set forth in Section 6.1(b) herein, in advance in equal monthly installments.

(2)           Insurance Premiums. Tenant shall pay, or cause to be paid, on each Rent Payment Date one twelfth (1/12) of the annual amount of all premiums for the insurance coverage required to be maintained pursuant to Article X hereof (the “Required Insurance Coverage”); provided that the foregoing obligation shall be suspended and not be applicable during any period that (a) a Noticed Default or Event of Default shall not have occurred and be continuing and (b) the Required Insurance Coverage is maintained by Tenant and/or its Facility Subtenants and Affiliates in whole or in part through blanket policies in a form approved by Landlord and Landlord’s Lender and evidence is provided to Landlord and Landlord’s Lender that the premiums payable with respect to such policies have been paid at least 60 days in advance of the expiration dates of such policies.

(3)           Periodic Property Document Payments.           Tenant shall pay, or cause to be paid, those sums required to be paid on a specified, scheduled basis under the Property Documents (other than the Ground Lease and Landlord’s Loan Documents, to the extent such constitute Property Documents), provided that with respect to each such scheduled payment, the amount thereof exceeds $250,000. For such amounts as are payable on a monthly basis, Tenant shall pay on each Rent Payment Date the amount next coming due. For such amounts as are payable on some other basis, Tenant shall pay on each Rent Payment Date, the portion of the amount next coming due.

(c)           Variable Additional Charges. In addition to the Scheduled Lease Payments payable with respect to the Leased Property, Tenant shall pay and discharge, or cause to be paid and discharged, as and when due and payable the following (collectively, “Variable Additional Charges” and, together with Scheduled Additional Charges, “Additional Charges”):

(1)           Property Documents; Utility Charges. Tenant shall pay or cause to be paid (a) all amounts due under the Property Documents other than the Ground Lease, the Landlord’s Loan Documents (to the extent such constitute Property Documents) or sums paid pursuant to Section 3.1(b)(3) above; and (b) all charges for electricity, power, gas, oil, water, sanitary and storm sewer, refuse collection, security, common area or association charges, dues or assessments and other utilities used or consumed in connection with the Leased Property during the Term.

(2)           Other Charges. Tenant shall pay or cause to be paid, as Additional Charges, all other amounts, liabilities and obligations that Tenant assumes or agrees to pay or cause to be paid under this Lease, including all of its indemnification obligations set forth herein

(3)           Late Payment of Base Rent. If any Scheduled Lease Payment shall not be paid on its due date, Tenant will pay to Landlord on demand, as Variable Additional Charges, a late charge (to the extent permitted by law) computed at the Overdue Rate (or at the maximum rate permitted by law, whichever is the lesser) on the amount of such Scheduled Lease Payment, from the due date of such Scheduled Lease Payment to the date of payment thereof.

(4)           Late Payment of Variable Additional Charges. If any payment of Variable Additional Charges (but only as to those Variable Additional Charges which are payable directly to Landlord, if any) shall not be paid within five (5) Business Days after such payments are due and payable, Tenant will pay to Landlord on demand, as Variable Additional Charges, a late charge (to the extent permitted by law) computed at the Overdue Rate (or at the maximum rate permitted by law, whichever is the lesser) on the amount of such payment, from the due date of such payment to the date of payment thereof.

(d)           To the extent that Tenant timely pays, or causes to be paid, any Additional Charges to Landlord pursuant to any requirement of this Lease, Tenant shall be relieved of its obligation hereunder to pay such Additional Charges to the Person to which they would otherwise be due. Landlord and Tenant acknowledge and agree that Landlord’s Loan Documents require the deposit of all Scheduled Lease Payments into an account (the “Designated Account”) designated by, and under the sole dominion and control of, Landlord’s Lender, which initial Designated Account is more particularly identified on Schedule 3.1(d). Tenant shall deposit, or cause to be deposited, each Scheduled Lease Payment into the Designated Account on the Rental Payment Date on which such Scheduled Lease Payment is due hereunder. Landlord shall apply the amounts so deposited to the payment of Scheduled Lease Payments, and, upon an Event of Default under the Lease, to such other amounts due and owing to Landlord from Tenant as Landlord shall elect. In the event of any failure by Tenant to pay, or cause to be paid, any Additional Charges when due, Tenant shall promptly pay and discharge, or cause to be paid and discharged, as Additional Charges, every fine, penalty, interest and cost that may be added for non-payment or late payment of such items. Landlord shall have all legal, equitable and contractual rights, powers and remedies provided either in this Lease or by statute or otherwise in the case of non-payment of the Rent. To the extent that Tenant timely pays or causes to be paid any Additional Charges (other than Scheduled Additional Charges described in Section 3.1(b)(1)) to the Person legally entitled thereto, Tenant shall be relieved of its obligation to pay such Additional Charges to Landlord.

3.2           Net Lease. The Base Rent, as well as such Additional Charges as are due and payable to Landlord, shall be paid absolutely net to Landlord, so that this Lease shall throughout the Term yield to Landlord the full amount of the installments of Base Rent, as well as any payments of Additional Charges payable to Landlord, subject only to those provisions of this Lease which expressly provide for adjustment or abatement of Rent or other charges.

ARTICLE IV

4.1           No Termination, Abatement, etc. Except as otherwise specifically provided herein, Tenant, to the fullest extent permitted by law, shall remain bound by this Lease in accordance with its terms and shall neither take any action without the consent of Landlord to Modify, surrender or terminate the same, nor seek nor be entitled to any abatement, deduction, deferment or reduction of Rent, or set-off against the Rent, nor shall the respective obligations of Landlord and Tenant be otherwise affected by reason of (a) any damage to, or destruction of, the Leased Property from whatever cause or any taking of the Leased Property, (b) the interruption or discontinuance of any service or utility servicing the Leased Property, (c) any claim which Tenant has or might have against Landlord or by reason of any default or breach of any warranty by Landlord under this Lease or any other agreement between Landlord and Tenant, or to which Landlord and Tenant are parties, (d) any bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding up or other proceedings affecting Landlord or any assignee or transferee of Landlord, or (e) for any other cause whether similar or dissimilar to any of the foregoing other than a discharge of Tenant from any such obligations as a matter of law. Except as otherwise specifically provided herein, Tenant hereby specifically waives all rights, arising from any occurrence whatsoever, which may now or hereafter be conferred upon it by law to (i) Modify, surrender or terminate this Lease or quit or surrender the Leased Property, or (ii) entitle Tenant to any abatement, reduction, suspension or deferment of the Rent or other sums payable by Tenant hereunder. The obligations of Landlord and Tenant hereunder shall be separate and independent covenants and agreements and the Rent and all other sums payable by Tenant hereunder shall continue to be payable in all events unless the obligations to pay the same shall be terminated pursuant to the express provisions of this Lease. In any instance where, after the occurrence of an Event of Default, Landlord retains funds which, but for the occurrence of such Event of Default, would be payable to Tenant, Landlord shall refund such funds to Tenant to the extent the amount thereof exceeds all amounts then payable by Tenant under this Lease plus the amount necessary to compensate Landlord for any cost, loss or damage incurred by Landlord in connection with such Event of Default.

ARTICLE V

OWNERSHIP OF THE LEASED PROPERTY

5.1           Ownership of the Leased Property. Tenant acknowledges that the Leased Property is the property of Landlord and that Tenant has only the right to the exclusive possession and use of the Leased Property upon the terms and conditions of this Lease, provided that, until the expiration or earlier termination of this Lease, all capital improvements, alterations, additions and replacements made by Tenant, at Tenant’s expense, to any Leased Property shall be the property of Tenant and, upon the expiration or earlier termination of this Lease, title to such improvements, alterations, additions and replacements shall vest in Landlord.

5.2           Tenant’s Personalty. Tenant may (and shall as provided hereinbelow), at its expense, assemble or place on any parcels of the Land or in any of the Leased Improvements any items of Tenant’s Personalty, and Tenant may, subject to the conditions set forth below, remove the same upon the expiration or any prior termination of the Term (provided, however, that upon the occurrence and during the continuation of an Event of Default, without the prior consent of Landlord and Landlord’s Lender, Tenant shall not be permitted to remove, and shall not permit or suffer any Facility Subtenant to remove, any FF&E with respect to which Landlord has a security interest pursuant to Section 12.4 or otherwise, other than FF&E which is replaced in the ordinary course of Tenant’s or Facility Subtenants’ business). Tenant shall provide and maintain during the entire Lease Term all such Tenant’s Personalty as shall be necessary to operate each Leased Property in compliance with all applicable Legal Requirements and Insurance Requirements and otherwise in accordance with customary practice in the industry for the Primary Intended Use. Subject to the rights and remedies of Landlord with respect to its lien on the FF&E, all of Tenant’s Personalty not removed by Tenant within forty-five (45) days following the expiration or earlier termination of this Lease with respect to such Leased Property where such Tenant’s Personalty is located shall be considered abandoned by Tenant and may be appropriated, sold, destroyed or otherwise disposed of by Landlord without first giving notice thereof to Tenant and without any payment to Tenant and without any obligation to account therefor.

ARTICLE VI

AFFIRMATIVE COVENANTS; PERMITTED USE

6.1           Tenant Covenants. Tenant hereby covenants and agrees with Landlord that:

(a)           Existence; Use of Leased Property; Legal Compliance; Insurance.

(i)            Tenant shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply in all material respects with all Legal Requirements and all Property Documents applicable to it and the Leased Property, including all gaming-related licenses and permits, provided that, except where the terms of this Lease expressly require Tenant to comply with or perform the covenants and obligations of Landlord’s Loan Documents, Tenant shall not be deemed to have agreed to comply with or perform said covenants or obligations of Landlord’s Loan Documents, notwithstanding that Tenant is obligated to observe or perform the Property Documents. Tenant shall at all times maintain and preserve the Leased Property and shall keep the Leased Property in good working order and repair, reasonable wear and tear excepted, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto. Tenant will operate, maintain, repair and improve the Leased Property in material compliance with all Legal Requirements and all Property Documents, and will not cause or allow the same to be misused or wasted or to deteriorate, reasonable wear and tear excepted.

(ii)           Tenant may use the Leased Property and the Leased Improvements thereof for (x) their current purpose and, provided the same are permitted pursuant to the terms of the applicable Property Documents, for such other uses as may be necessary or incidental to such use (such use, the “Primary Intended Use”), and (y) such other uses as shall not be prohibited by the applicable Property Documents, the Landlord’s Loan Documents or other provisions hereof. Tenant shall not use the Leased Property or any portion thereof for any other use without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. No use shall be made or permitted to be made of the Leased Property, and no acts shall be done, that will cause the cancellation of any insurance policy covering the Leased Property, nor shall Tenant sell or otherwise provide, or permit to be kept, used or sold in or about the Leased Property any article which may be prohibited by law or by Insurance Requirements. Tenant shall, at its sole cost, comply with all of the requirements pertaining to the Leased Property or other improvements of any insurance board, association, organization or company necessary for the maintenance of insurance, as herein provided, covering the Leased Property.

(iii)          Tenant shall cause each of the hotel and casino facilities located on the Leased Property (each such hotel and casino facility, together with all other portions of the Leased Property related thereto, a “Facility”) to be continuously and uninterruptedly used and operated for its Primary Intended Use, open for business to the public during all business hours usual for such use for comparable properties in Clark County, Nevada (including, without limitation, causing to be maintained at each of the Facilities FF&E sufficient to support such continuous and uninterrupted use and operation, which FF&E shall be of a caliber at least equivalent to the FF&E maintained at each of the Facilities on the Commencement Date), subject to periods of closure that: (i) are due to Alterations (and provided that not more than one Facility may be closed in connection with an Alteration at any one time unless such concurrent closure is expressly pre-approved by Landlord’s Lender in writing or is unavoidable in order for Landlord, Tenant or the applicable Facility Subtenant to comply with Legal Requirements) or any event described in the definition of Unavoidable Delays; and (ii) do not in any event exceed (A) solely with respect to a closure due to Casualty for which business interruption insurance proceeds are payable to Tenant (or Landlord or Landlord’s Lender) under the policy of business interruption insurance maintained by Tenant pursuant to the terms of this Lease, the period of time for which such business interruption insurance proceeds are payable, or (B) as to any other closure, thirty (30) consecutive days.

(b)           Taxes and Other Charges; Contest for Taxes and Other Charges, Legal Requirements and Liens.

(i)            Subject to the provisions of Section 6.1(b)(ii) and Section 3.1(d), Tenant shall pay, or cause to be paid, all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Leased Property prior to the date on which such sums become delinquent. Tenant will deliver to Landlord, upon request, receipts for payment or other evidence satisfactory to Landlord that the Taxes and Other Charges have been so paid (provided Tenant shall not be required to furnish such receipts for payment of Taxes in the event such Taxes have been (or were to have been) paid by Landlord or Landlord’s Lender pursuant to Section 3.1(d) or (f) or Landlord’s Loan Documents). Subject to the provisions of Section 6.1(b)(ii) and other than Permitted Encumbrances, Tenant shall not suffer and shall promptly cause to be paid and discharged any lien or charge whatsoever which may be or become a lien or charge against the Leased Property, and shall promptly pay for all utility services provided to the Leased Property. Subject to Section 6.1(b)(ii), Tenant shall pay, bond or otherwise discharge, from time to time when the same shall become due, all claims and demands of mechanics, materialmen, laborers and others that, if unpaid, might result in, or permit the creation of, a lien or encumbrance on the Leased Property, or on the rents arising therefrom.

(ii)           After prior written notice to Landlord, Tenant, at its own expense, may contest by appropriate legal, administrative or other proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges or Lien therefor or any Legal Requirement or Insurance Requirement or the application of any instrument of record affecting the Leased Property (other than this Lease or Landlord’s Loan Documents) or any claims or judgments of mechanics, materialmen, suppliers, vendors or other Persons or any Lien therefor, and may withhold payment of the same pending such proceedings if permitted by law; provided that (A) no Event of Default has occurred and remains uncured, except for an Event of Default caused by the matter being contested, (B) such proceeding shall suspend any collection of the contested Taxes, Other Charges or Liens from the Leased Property, Tenant or Landlord, (C) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Tenant is subject and shall not constitute a default thereunder, (D) neither the Leased Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost, (E) (x) with respect to any contested Taxes or Other Charges or Liens where the failure to pay the same, if the contest is determined adversely to Tenant, would result in a Lien senior to the Lien of Landlord’s Lender or the interest of Tenant hereunder (excluding, however, any “CAM” or common area maintenance or similar charges payable under Property Documents), then Tenant shall have furnished Landlord with Eligible Collateral as security (in an amount reasonably approved by Landlord and required by

Landlord’s Loan Documents) to insure the payment of any such Taxes or Other Charges, in each case together with all reasonably anticipated interest and penalties thereon, and  (y) with respect to other matters contested under this clause (ii), including “CAM” or common area maintenance and similar charges payable under Property Documents, Tenant shall have made adequate reserves on its financial statements for such contests; provided that, to the extent matters contested under this clause (y) exceed $10 million in the aggregate or any individual matter contested under this clause (y) exceeds $2 million, the Tenant shall furnish Landlord with Eligible Collateral as security in the amount of such excess, (F) in the case of an Insurance Requirement, the failure of Tenant to comply therewith shall not impair the validity of any insurance required to be maintained by Tenant hereunder or the right to full payment of any claims thereunder, (G) in the case of any essential or significant service with respect to the Leased Property, any contest or failure to pay will not result in a discontinuance of any such service without replacement thereof, (H) in the case of any instrument of record affecting the Leased Property or any part thereof, the contest or failure to perform under any such instrument shall not result in the placing of any Lien on the Leased Property or any part thereof (except if such Lien would be removed upon completion of such proceedings and the compliance by the parties with the terms of the resulting order, decision or determination and the removal costs for such Lien have been escrowed with Landlord or in the proceeding or bonded or otherwise deposited or paid in connection with such proceedings), (I) Tenant shall promptly upon final determination thereof pay the amount of any such Taxes, Other Charges or Liens, together with all costs, interest and penalties which may be payable in connection therewith, (J) Tenant shall keep Landlord and Landlord’s Lender informed of the status of such contest at reasonable intervals, and (L) shall otherwise comply with any applicable requirements of Landlord’s Loan Documents to the extent the same do not impose any additional material condition on Tenant’s ability to conduct such contest to the conditions imposed under this Lease. Landlord may pay over any such cash deposit or part thereof held by or on behalf of Landlord to the claimant entitled thereto at any time when, in the judgment of Landlord, the entitlement of such claimant is finally established, and Landlord shall otherwise remit any remaining such amounts to Tenant. Landlord shall give Tenant written notice of any such payments promptly following the making thereof. Subject to the foregoing, at Tenant’s timely request, Landlord shall not pay and shall not cause to be paid from any tax or insurance reserve account that may be maintained in connection with Landlord’s Debt the contested Taxes or Other Charges being contested.

(c)           Litigation. Tenant shall give prompt written notice to Landlord of any litigation or governmental proceedings pending or threatened in writing against Landlord (to the extent known by Tenant), Tenant or against or affecting the Leased Property which, if determined adversely to Landlord, Tenant or the Leased Property, might reasonably be expected to materially adversely affect Landlord, or Tenant’s condition (financial or otherwise) or business or the operation or value of the Leased Property.

(d)           Inspection. Subject to applicable Gaming Laws, Tenant shall permit agents, representatives and employees of Landlord and/or Landlord’s Lender (including any servicer or special servicer on behalf of Landlord’s Lender) to inspect the Leased Property on any Business Day at reasonable hours upon reasonable advance notice.

(e)           Notice of Default. Tenant shall promptly advise Landlord of the occurrence of any Default or Event of Default under this Lease of which Tenant has knowledge.

(f)            Cooperate in Legal Proceedings. Tenant shall cooperate fully with Landlord (and with Landlord’s Lender) with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Landlord (or Landlord’s Lender, as the case may be) hereunder or in respect of the Leased Property and, in connection therewith, permit Landlord (and Landlord’s Lender, as applicable), at its election, to participate in any such proceedings.

(g)           Insurance Benefits. Tenant shall cooperate with Landlord (and Landlord’s Lender) in obtaining for Landlord (and Landlord’s Lender, as applicable) the benefits of any insurance proceeds lawfully or equitably payable in connection with the Leased Property, and Landlord (and Landlord’s Lender, as applicable) shall be reimbursed for any out-of-pocket expenses reasonably incurred in connection therewith (including attorneys’ fees and disbursements, and, if reasonably necessary to collect such proceeds, the expense of an appraisal on behalf of Landlord in case of a fire or other casualty affecting any Leased Property) out of such insurance proceeds.

(h)           Financial Reporting and Other Information.

1.             Generally. Tenant will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis proper and accurate books, records and accounts sufficient in scope and substance to determine whether a Tenant Security Period has occurred and to comply with applicable reporting requirements under Landlord’s Loan Documents to the extent Landlord provides such reporting requirements to Tenant.

2.             Landlord’s Lender’s Requirements. So long as Landlord’s Debt is outstanding, Tenant shall comply with the information keeping and reporting requirements set forth in Landlord’s Loan Documents, subject in all instances to the confidentiality provisions of Article XXIV hereof.

3.             Governmental Notices. Tenant shall furnish to Landlord, promptly after receipt, a copy of any material notice received by or on behalf of Tenant from any Governmental Authority having jurisdiction over the Leased Property with respect to the Leased Property.

(i)            Business and Operations. Tenant will qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the conduct of its business at the Leased Property.

(j)            Property Documents. Tenant shall observe and perform, or cause to be observed and performed, all of the obligations of Landlord under each Property Document other than the obligation of Landlord to pay Rent (as defined in the Ground Lease) under the Ground Lease which Landlord agrees to timely pay so long as Tenant shall not be in default in its obligation to pay Base Rent hereunder.

ARTICLE VII

NEGATIVE COVENANTS

7.1           Tenant’s Negative Covenants. Tenant covenants and agrees with Landlord that it will not do, directly or indirectly, any of the following:

(a)           Liens. Subject to Section 6.1(b)(ii), Tenant shall not, without the prior written consent of Landlord, create, incur, assume, permit or suffer to exist any Lien on any portion of the Leased Property or any expansions or alterations that remain Tenant’s property during the Term, except (i) Permitted Encumbrances, (ii) Liens created by or permitted pursuant to Landlord’s Loan Documents and (iii) Liens for Taxes or Other Charges not yet delinquent.

(b)           Zoning and Uses. Without the prior written consent of Landlord, which shall not be unreasonably withheld, delayed or conditioned unless the action for which consent is sought could adversely affect the Primary Intended Use of a Facility (in which event Landlord may withhold its consent it is sole and absolute discretion), Tenant shall not (i) initiate or support any limiting change in the permitted uses of the Leased Property (or to the extent applicable, limiting zoning reclassification of the Leased Property); (ii) seek any variance under existing land use restrictions, laws, rules or regulations (or, to the extent applicable, zoning ordinances) applicable to the Leased Property or use or permit the use of the Leased Property in each case in a manner that would result in the existing use becoming a non-conforming use under applicable land-use restrictions (and, if any, zoning ordinances) with any materially adverse effect on the value of the Leased Property or that would violate the terms of any Legal Requirements or any Property Document; (iii) Modify, amend or supplement any of the terms of any Property Document in a manner adverse in any material respect to the interests of Landlord; (iv) impose or permit or suffer the imposition of any restrictive covenants, easements or encumbrances upon the Leased Property in any manner that adversely affects in any material respect the value or utility of the Leased Property; (v) execute or file any subdivision plat affecting the Leased Property, or institute, or permit the institution of, proceedings to alter any tax lot comprising the Leased Property; or (vi) permit or suffer the Leased Property to be used by the public or any Person in such manner as might make possible a claim of adverse usage or possession or of any implied dedication or easement (provided that the proscription in this clause (vi) is not intended to restrict Tenant in any way from complying with any obligation it may have under applicable Legal Requirements, including, without limitation, gaming regulations, to afford to the public access to the Leased Property).

ARTICLE VIII

ALTERATIONS; LEASING

8.1           Alterations. Tenant will not make any demolition, alteration, installation, improvement, expansion, reduction or decoration (each, an “Alteration”) of or to the Leased Property or any part thereof except in accordance with the following terms and conditions:

(a)           The Alteration shall be undertaken in accordance with the applicable provisions of this Lease, Landlord’s Loan Documents, the Property Documents and all Legal Requirements.

(b)           No Event of Default shall have occurred and be continuing and no Default shall occur as a result of such action.

(c)           The Alteration, upon completion, shall not materially adversely affect the Primary Intended Use of the Leased Property in question.

(d)           A Material Alteration shall be conducted under the supervision of a Qualified Architect and shall not be undertaken until ten (10) Business Days after there shall have been delivered to

Landlord and Landlord’s Lender, for information purposes only and not for approval by Landlord (unless Landlord’s approval shall be required for such Material Alteration under paragraph (g) of this Section 8.1), (i) detailed plans and specifications and cost estimates therefore and (ii) an estimated date of completion therefore, which date, so long as any of Landlord’s Debt is outstanding, shall be not later than the date which is six (6) months prior to the maturity date of such Landlord’s Debt (unless otherwise consented to in writing by Landlord’s Lender, which consent shall not be unreasonably withheld, conditioned or delayed) (the “Target Completion Date”), all prepared and approved in writing by such Qualified Architect. Such plans and specifications may be revised at any time and from time to time, provided that material revisions of such plans and specifications shall be delivered to Landlord and Landlord’s Lender for information purposes only unless Landlord’s approval shall be required for such Material Alteration under paragraph (g) of this Section 8.1.

(e)           All work done in connection with any Alteration shall be performed with due diligence (and in any event shall be substantially completed prior to the Target Completion Date subject to Unavoidable Delays), in a good and workmanlike manner, all materials used in connection with any Alteration shall be not less than the standard of quality of the materials generally used at the applicable Leased Property as of the date hereof and all work shall be performed and all materials used in accordance with all applicable Legal Requirements and Insurance Requirements.

(f)            The cost of any Alteration shall be promptly and fully paid for by Tenant or a Facility Subtenant, subject to a five percent (5%) retainage, provided that such retainage shall not be required if such Alteration is being performed by Tenant, an Affiliate of Landlord, or an Affiliate of Tenant. No Alteration the cost of which, when aggregated with all related Alterations, involves estimated costs exceeding $100 million (the “Alteration Cost Threshold”) shall be performed by or on behalf of Tenant unless Tenant shall have delivered to Landlord’s Lender Eligible Collateral as security in an amount not less than the amount by which the estimated cost (as set forth in the Qualified Architect’s written estimate referred to above) of such Alteration exceeds the Alteration Cost Threshold. Such Eligible Collateral shall be returned to Tenant (or replaced with Eligible Collateral in a lesser amount if the Eligible Collateral shall have been delivered in the form of a Letter of Credit) as Tenant shall provide written evidence, in form reasonably satisfactory to Landlord and Landlord’s Lender of the payment of the costs of such Material Alteration in such amount, free and clear of Liens (i.e., assuming that the first costs paid are those in excess of the Alteration Cost Threshold).

(g)           Tenant shall obtain Landlord’s and Landlord’s Lender’s prior written approval (which approval shall not be unreasonably withheld, conditioned or delayed so long as no Noticed Default or Event of Default shall then exist, and shall be deemed given unless Landlord’s Lender shall give notice of its disapproval with the reasons therefor within ten (10) business days after Landlord’s Lender’s receipt of the notice of Material Alteration described in paragraph (d) of this Section 8.1 above) for any Material Alteration if (x) a Tenant Security Period shall then be in effect or existence, or (y) such proposed Material Alteration is reasonably likely to result in more than a ten percent (10%) reduction in the pro forma Lease Coverage Ratio during the twelve (12) months following the commencement of such proposed Material Alteration.

8.2           Subletting and Assignment.

8.2.1        Generally. Except as expressly provided herein or in Landlord’s Loan Documents, Tenant shall not, without the prior written consent of Landlord and Landlord’s Lender, which each may grant or withhold in its sole and absolute discretion, assign, mortgage, pledge, hypothecate, encumber, sell, convey, grant, bargain or otherwise transfer this Lease or sublease all or any part of the Leased Property or suffer or permit this Lease or the leasehold estate created hereby or thereby or any other rights arising under this Lease to be assigned, transferred, mortgaged, pledged, hypothecated, sold, conveyed, granted, bargained, encumbered or otherwise transferred, in whole or in part, whether voluntarily or involuntarily or by operation of law, or permit the use or occupancy of the applicable Leased Property to be offered or advertised for assignment or subletting except as hereinafter provided.

8.2.2        Certain Sublettings and Assignments. Subject to the provisions of Section 8.2.3 and any other express conditions or limitations set forth herein, provided no Event of Default shall have occurred and be continuing,

(a)           without the consent of Landlord, (i) Tenant may sublet the Leased Property to its Affiliates specified on, and pursuant to the Subleases described on Part I of Schedule 8.2.2 (the “Preapproved Facility Subleases”), which Preapproved Facility Subleases, among other things, expressly shall require such Affiliates to maintain an FF&E Reserve as more particularly described in Section 11.1 of this Lease and shall otherwise be in the form attached hereto as Exhibit F and shall not be Modified without Landlord’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned; (ii) Tenant or any Facility Subtenant may enter into those commercial and retail leases described in Part II of Schedule 8.2.2 (“Preapproved Space Leases”), provided that any Modifications to such Preapproved Space Leases shall be subject to approval of Landlord’s Lender as specified in the Landlord’s Loan Documents and Landlord’s approval as set forth in the Subleasing Standards; and (iii) Tenant or any Facility Subtenant may enter into or Modify commercial and retail leases of portions of the Leased Property subject to the terms and conditions set forth in Part III of Schedule 8.2.2 (the “Subleasing Standards”).

(b)           except as expressly permitted under clause (a) of this Section 8.2.2 or in a transaction which does not violate any provision of Landlord’s Loan Documents, Tenant may not Transfer or permit the Transfer of this Lease or all or any part of, or interest in, the Leased Property without the prior written consent of Landlord and Landlord’s Lender, which each may grant or withhold in its sole and absolute discretion. It is expressly acknowledged that the foregoing restriction does not restrict or limit any transfer of any Equity Interest in Tenant to the extent such transfer is not a violation of Landlord’s Loan Documents.

8.2.3        Landlord’s Right to Collect from Assignees and Subtenants. If this Lease is assigned or if the Leased Property or any part thereof is sublet (or occupied by any entity other than Tenant and its employees), Landlord, after an Event of Default occurs and so long as it is continuing, may collect the rents from such assignee, Subtenant or occupant, as the case may be, and apply the net amount collected to the Rent herein reserved, but no such collection shall be deemed (i) a waiver of the provisions set forth in Section 8.2.1, (ii) the acceptance by Landlord of such assignee, Subtenant or occupant, as the case may be, as a tenant or (iii) release of Tenant from the future performance of its covenants, agreements or obligations contained in this Lease.

8.2.4        No Release. No subletting or assignment shall in any way impair or release the continuing primary liability hereunder of the Tenant named herein, as well as of each subsequent Tenant, and no consent to any subletting or assignment in any particular instance shall be deemed a waiver of the prohibition set forth in this Section 8.2 with respect to any other subletting or assignment. Any subletting, assignment or other transfer of Tenant’s interest in this Lease in contravention of this Section 8.2 shall be void at Landlord’s option.

8.2.5        Required Assignment and Subletting Provisions. Any assignment and/or Sublease entered into on or after the Commencement Date must provide that:

(a)           it shall be subject and subordinate to all of the terms and conditions of this Lease and the lien of Landlord’s Loan Documents,

(b)           the use of the Leased Property shall not conflict with Landlord’s Loan Documents, any Legal Requirement, Property Document, Insurance Requirement or any other provision of this Lease,

(c)           no Subtenant or assignee shall be permitted to further sublet all or any part of the Leased Property or assign this Lease or its sublease except insofar as the same would be permitted if it were a sublease by Tenant under this Lease,

(d)           in the event of cancellation or termination of this Lease for any reason whatsoever or of the surrender of this Lease (whether voluntary, involuntary or by operation of law) prior to the expiration date of such Sublease, including extensions and renewals granted thereunder, then, at Landlord’s option, the Subtenant shall make full and complete attornment to Landlord for the balance of the term of the Sublease, which attornment shall be evidenced by an agreement in form and substance satisfactory to Landlord and which the Subtenant shall execute and deliver within thirty (30) days after request by Landlord and the Subtenant shall waive the provisions of any law now or hereafter in effect which may give the Subtenant any right of election to terminate the Sublease or to surrender possession in the event any proceeding is brought by Landlord to terminate this Lease, and

(e)           in the event the Subtenant receives a written notice from Landlord stating that an Event of Default exists under this Lease, the Subtenant shall thereafter during the continuance of an Event of Default be obligated to pay all rentals accruing under said Sublease directly to Landlord (or Landlord’s Lender if Landlord shall so direct); all rentals received from the Subtenant by Landlord shall be credited against the amounts owing by Tenant under this Lease.

(f)            If the Sublease shall relate to the Ground Leased Property, the Sublease shall be subject and subordinate to all of the terms and conditions of the Ground Lease; and Subtenant shall agree, in the Sublease, not to do, or fail to do, anything that would cause any violation of the Ground Lease. Without limiting the foregoing, (i) to the extent Landlord or Tenant is required to obtain Ground Lessor’s written consent to alterations of or the subleasing of all or any portion of the Ground Leased Property or the assignment of the Sublease, Subtenant shall likewise obtain Ground Lessor’s written consent to alterations of or the subleasing of all or any portion of the Ground Leased Property or the assignment of the Sublease, and (ii) Subtenant shall carry and maintain general liability, automobile liability, property and casualty, worker’s compensation and employer’s liability insurance in amounts and with policy provisions, coverages and certificates as required of Landlord as tenant under the Ground Lease.

(g)           If the Sublease shall relate to any portion of the Ground Leased Property, in the event of cancellation or termination of the Ground Lease and this Lease for any reason whatsoever whether voluntary or involuntary (by operation of law or otherwise) prior to the expiration date of the Sublease, including extensions and renewals granted thereunder, then, at

Ground Lessor’s option, the Subtenant shall make full and complete attornment to Ground Lessor with respect to the obligations of Landlord to Ground Lessor in connection with that portion of the subleased property theretofore covered by the Ground Lease for the balance of the term of the Sublease (notwithstanding that the term of the Sublease shall have terminated with the cancellation or termination of this Lease). Subtenant’s attornment shall be evidenced by a written agreement which shall provide that the Subtenant is in direct privity of contract with Ground Lessor (i.e. that all obligations owed to Tenant under the Sublease with respect to the Ground Leased Property shall be obligations owed to Ground Lessor for the balance of the term of the Sublease, notwithstanding that the term of the Sublease shall have terminated with the cancellation or termination of this Lease) and which shall otherwise be in form and substance reasonably satisfactory to Ground Lessor. Subtenant’s written attornment shall be executed and delivered within thirty (30) days after request by Ground Lessor. Unless and until such time as an attornment agreement is executed by Subtenant pursuant to the provision required by this subsection, nothing contained in the Sublease shall  create, or be construed as creating, any privity of contract or privity of estate between Ground Lessor and Subtenant. Similarly, if the Sublease shall relate to any portion of the Ground Leased Property, in the event Subtenant receives a written notice from any lessor under any master lease of any portion of the Ground Leased Property to Ground Lessor stating that an event of default has occurred or exists under such master lease, the Subtenant shall thereafter, during the continuance of such event of default, so long as the terms of the Sublease are recognized and honored, attorn to such master lessor and pay and perform all of Ground Lessor’s obligations pursuant to such master lease directly to or for such lessor under such master lease including, without limitation, the payment of rentals accruing under the Sublease directly to such lessor to the extent related to that portion of the Ground Leased Property subject to such master lease and the Ground Lessor’s obligations under such master lease directly to such lessor.

(h)           If the Sublease shall relate to any portion of the Ground Leased Property, nothing contained in the Sublease shall amend, or be construed to amend, any provision of the Ground Lease.

(i)            If the Sublease shall relate to any portion of the Ground Leased Property, Subtenant shall indemnify, defend and hold harmless the Ground Lessor, any master lessor to Ground Lessor and any other party entitled to be indemnified pursuant to the terms of the Ground Lease from and against any and all claims arising from Subtenant’s use of the Ground Leased Property, and from and against the conduct of Subtenant’s business thereon or from any other activity, work or thing done, permitted or suffered by Subtenant in, about or in respect of the Ground Leased Property, and from and against any and all claims arising from any breach or default in the performance of any obligation on Subtenant’s part to be performed under the terms of the Sublease relating to the Ground Leased Property, or arising from any act or omission of Subtenant or Subtenant’s agents, contractors, invitees, subtenants, customers or employees with respect to the Ground Leased Property, and from and against all costs, attorneys’ fees, expenses and liabilities incurred in the defense of any such claim or any action or proceeding brought thereon; and in case any action or proceeding be brought against the Ground Lessor or any master lessor to Ground Lessor or any such party by reason of any such claim, Subtenant, upon notice from Ground Lessor, any master lessor to Ground Lessor or any such party, shall defend the same at Subtenant’s expense by counsel satisfactory to the party or parties indemnified pursuant to the provision contemplated by this paragraph or the Ground Lease.

(j)            If the Sublease shall relate to any portion of the Ground Leased Property, Subtenant shall waive any and all rights of recovery (including subrogation rights of its insurers) from Ground Lessor, its agents, principals, employees and representatives for any loss or damage, including consequential loss or damage, covered by any insurance policy maintained by Subtenant, whether or not such policy is required under the terms of the Ground Lease.

8.2.6        Reimbursement of Landlord’s Costs. Tenant shall pay to Landlord, within ten (10) business days after request therefor, all costs and expenses, including reasonable attorneys’ fees, reasonably incurred by Landlord (including, to the extent Landlord is liable for the same, by Landlord’s Lender) in connection with any request made by Tenant to Landlord to consent to an assignment of this Lease or a sublease of the applicable Leased Property for which Landlord’s consent is required.

ARTICLE IX

9.1           Maintenance and Repair.

(a)           Tenant, at its sole cost and expense, shall keep the Leased Property and all private roadways, sidewalks and curbs appurtenant thereto in good order and repair, reasonable wear and tear excepted (whether or not the need for such repairs occurs as a result of Tenant’s use, any prior use, the elements or the age of the Leased Property, or any portion thereof) and shall promptly make all necessary and appropriate repairs and replacements thereto, of every kind and nature, whether interior or exterior, structural or non-structural, ordinary or extraordinary, foreseen or unforeseen, arising by reason of a condition (concealed or otherwise) occurring subsequent or prior to the Commencement Date, including any and all deferred maintenance work (including the work described on Schedule 9.1(a) attached hereto and incorporated herewith by this reference, which work is to be completed within one (1) year of the Commencement Date) and capital repairs and replacements. All repairs shall, to the extent reasonably achievable, be made in good, workmanlike and first-class manner, in accordance with all applicable Legal Requirements. Tenant will not take or omit to take any action the taking or omission of which might materially impair the value or usefulness of the Leased Property or any part thereof for the Primary Intended Use.

(b)           Except as otherwise expressly provided herein, Landlord shall not be required to build or rebuild any improvements on the Leased Property, or to make any repairs, replacements, alterations, restorations or renewals of any nature or description to the Leased Property, whether ordinary or extraordinary, structural or non-structural, foreseen or unforeseen, or to make any expenditure whatsoever with respect thereto, or to maintain the Leased Property in any way. Tenant hereby waives, to the extent permitted by law, the right to make repairs at the expense of Landlord pursuant to any law in effect at the time of the execution of this Lease or thereafter enacted.

(c)           Nothing contained herein and no action or inaction by Landlord shall be construed as (i) constituting the consent or request of Landlord, expressed or implied, to any contractor, subcontractor, laborer, materialman or vendor to or for the performance of any labor or services or the furnishing of any materials or other property for the construction, alteration, addition, repair or demolition of or to the Leased Property, or (ii) giving Tenant any right, power or permission to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Landlord in respect thereof or to enter into any agreement that purports to create any right, title, interest, lien, claim or other encumbrance upon the estate of Landlord in the Leased Property.

(d)           Tenant will, upon the expiration or prior termination of the Term with respect to any Leased Property, vacate and surrender the same to Landlord in good condition, except as repaired, rebuilt, altered or added to as permitted or required by the provisions of this Lease and except for ordinary wear and tear (subject to the obligation of Tenant to maintain the Leased Property in good order and repair during the Term) and damage by fire or other Casualty to the extent not required to be repaired or restored pursuant to the terms of this Lease. In addition, subject to the rights and remedies of Landlord with respect to its lien on the FF&E, upon expiration of the Lease, Tenant shall remove Tenant’s Personalty from the Leased Property in a manner that will not damage the Leased Property in any material respect or if it does, Tenant shall promptly repair the same.

9.2           Immaterial Encroachments, Restrictions, etc

. If (A) any of the Leased Improvements shall, at any time, encroach upon any property, street or right-of-way adjacent to the Leased Property, or shall violate the agreements or conditions contained in any lawful restrictive covenant or other agreement affecting the Leased Property, or shall impair the rights of others under any easement or right-of-way to which the Leased Property is subject and (B) the same can be cured by Tenant without the expenditure of a material amount of money, then promptly upon the request of Landlord or at the behest of any person affected by any such encroachment, violation or impairment, Tenant shall, at its expense, subject to its right to contest the existence of any encroachment, violation or impairment and in such case, in the event of any adverse final determination, either (i) obtain valid and effective waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation or impairment or (ii) make such changes in the Leased Improvements, and take such other actions, as Tenant in good faith exercise of its judgment deems reasonably practicable, to remove such encroachment, and to end such violation or impairment, including, if necessary, the alteration of any of the Leased Improvements, and in any event take all such actions as may be necessary in order to be able to permit the continued operation by Tenant of the Leased Improvements for the Primary Intended Use substantially in the manner and to the extent the Leased Improvements were operated prior to the assertion of such violation or encroachment.

ARTICLE X

CASUALTY AND CONDEMNATION

10.1         Insurance. Tenant shall keep the Leased Property, and all property located in or on the Leased Property, including Tenant’s Personalty, insured at Tenant’s sole cost and expense with the kinds and amounts of insurance, and issued by such insurance companies, as set forth on Schedule 10.1 hereto and as otherwise required pursuant to Landlord’s Loan Documents.

(a)           All policies of insurance (the “Policies”) required pursuant to this Section 10.1 with respect to the Leased Property shall name Landlord and Landlord’s Lender (if any) and its successors and/or assigns, as their interest may appear, as additional insureds or loss payees (except that in the case of general liability insurance, Landlord and Landlord’s Lender shall be named as additional insureds and not a loss payee) and (i) shall contain, for the benefit of Landlord’s Lender, a Non-Contributory Standard Lender Clause and, except with respect to general liability insurance, a Lender’s Loss Payable Endorsement, or their equivalents, naming Landlord’s Lender as the person to which all payments made by such insurance company in respect of the Leased Property shall be paid; (ii) shall include effective waivers by the insurer of all claims for insurance premiums against all loss payees, additional insureds and named insureds (other than Tenant) and all rights of subrogation against any loss payee, additional insured or named insured; (iii) except as otherwise provided above, shall be subject to a deductible, if any, not greater in any material respect, in proportion to the coverage maintained, than the deductible for such coverage on the date hereof; (iv) shall contain such other provisions as are required by Landlord’s Loan Documents or as Landlord deems reasonably necessary or desirable to protect its interest (and that of Landlord’s Lender, to the extent so requested by Landlord on behalf of Landlord’s Lender), including endorsements providing that: none of Tenant, Landlord, Landlord’s Lender or any other party shall be a co-insurer under said Policies and that no Modification that would result in non-compliance with the provisions of this Section 10.1, cancellation or termination of any of the Policies shall be effective until at least thirty (30) days after receipt by each named insured, additional insured and loss payee of written notice thereof; (v) shall permit Landlord or Landlord’s Lender to pay the premiums and continue any insurance upon failure of Tenant to pay premiums when due, upon the insolvency of Tenant or through foreclosure or other transfer of title to the Leased Property (or any portion thereof) (it being understood that Tenant’s rights to coverage under such policies may not be assignable without the consent of the insurer); and (vi) (A) shall provide that the insurance shall not be impaired or invalidated by virtue of any act, failure to act, negligence of, or violation of declarations, warranties or conditions contained in such policy by Tenant, Landlord, Landlord’s Lender or any other named insured, additional insured or loss payee, except for the willful misconduct of Landlord or Landlord’s Lender knowingly in violation of the conditions of such policy or (B) Landlord and Landlord’s Lender shall not be liable for any insurance premiums thereon or subject to any assessments thereunder.

(b)           Insurance Premiums; Certificates of Insurance.

(i)            Tenant shall pay, or cause to be paid, the premiums for such Policies (the “Insurance Premiums”) as the same become due and payable and shall furnish to Landlord the receipts for the payment of the Insurance Premiums or other evidence of such payment reasonably satisfactory to Landlord (provided Tenant is not required to furnish such evidence of payment if such Insurance Premiums are to be paid pursuant to the Cash Management Procedures relating to any Landlord’s Debt). Within thirty (30) days after request by Landlord, Tenant shall obtain such increases in the amounts of coverage required hereunder as may be reasonably requested by Landlord by reason of changes in liability laws and the like. In the event Tenant satisfies the requirements under this Section 10.1 through the use of a Policy covering properties in addition to the Leased Property, then, at Landlord’s request, Tenant shall provide to Landlord evidence satisfactory to it that the Insurance Premiums for the Leased Property are separately allocated under such Policy to the Leased Property and that payment of such allocated amount shall maintain the effectiveness of such Policy as to the Leased Property notwithstanding the failure of payment of any other portion of premiums. If such allocation is required by the immediately preceding sentence, but such allocation is not available, Landlord shall have the right to increase any tax and insurance reserve account required in connection with Landlord’s Debt in an amount sufficient to purchase a non-blanket Policy covering the Leased Property covered by such Policy from insurance companies which qualify under this Lease; provided that Tenant shall have the right to cause any such increased reserve account requirement to be reduced to pre-increase levels (and to have any increased amounts previously paid to be released from such reserve account) upon the effectiveness of a non-blanket policy covering the Leased Property.

(ii)           Tenant shall deliver to Landlord on or prior to the Commencement Date certificates setting forth in reasonable detail the material terms (including any applicable notice requirements) of all Policies from the respective insurance companies (or their authorized agents) that issued the Policies, including that such Policies may not be Modified in a manner that would result in such Policies not complying with the provisions of this Section 10.1, canceled, terminated or not renewed without thirty (30) days’ prior notice to Landlord, or ten (10) days’ notice with respect to nonpayment of premium. Tenant shall deliver to Landlord, promptly after each material change in any Policy, a certificate with respect to such changed Policy certified by the insurance company issuing that Policy, in substantially the same form and containing substantially the same information as the certificates required to be delivered by Tenant pursuant to the first sentence of this clause (b)(ii) and stating that all premiums then due thereon have been paid to the applicable insurers and that the same are in full force and effect (or if such certificate and report shall not be obtainable by Tenant, Tenant may deliver an Officer’s Certificate to such effect in lieu thereof).

(c)           Renewal and Replacement of Policies.

(i)            Not less than ten (10) Business Days prior to the expiration, termination or cancellation of any Policy, Tenant shall renew such policy or obtain a replacement policy or policies (or a binding commitment for such replacement policy or policies), which shall be effective no later than the date of the expiration, termination or cancellation of the previous policy, and shall deliver to Landlord (and, if requested by Landlord, to Landlord’s Lender) a certificate in respect of such policy or policies (A) containing the same information as the certificates required to be delivered by Tenant pursuant to clause (b)(ii) above, or a copy of the binding commitment for such policy or policies and (B) confirming that such policy complies with all requirements hereof.

(ii)           If Tenant does not furnish the certificates as required under clause (c)(i), Landlord may procure, but shall not be obligated to procure, such replacement policy or policies and pay the Insurance Premiums therefor, and Tenant agrees to reimburse Landlord for the cost of such Insurance Premiums promptly on demand.

(iii)          Concurrently with the delivery of each replacement policy or a binding commitment for the same pursuant to this clause (c), Tenant shall deliver to Landlord a report from a reputable and experienced insurance broker or from the insurer, setting forth the particulars as to all insurance obtained by Tenant pursuant to this Section 10.1 and then in effect and stating that all Insurance Premiums then due thereon have been paid in full to the applicable insurers and that such insurance policies are in full force and effect (or if such report shall not be available after Tenant shall have used its reasonable efforts to provide the same, Tenant will deliver to Landlord an Officer’s Certificate containing the information to be provided in such report) and Tenant shall deliver to Landlord an Officer’s Certificate stating that such insurance otherwise complies in all material respects with the requirements of this Section 10.1.

(d)           Tenant will not take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained pursuant to this Section 10.1 unless such insurance complies with clause (c) above.

(e)           Tenant shall name any Person holding, servicing or administering Landlord’s Debt and reasonably designated by Landlord (including any trustee, servicer or special servicer) as a loss payee or additional insured, as applicable, with respect to any Policy under which Landlord’s Lender is to be so named hereunder.

10.2         Casualty; Application of Proceeds.

(a)           Right to Adjust.

(i)            If the Leased Property is damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Tenant shall give prompt written notice thereof to Landlord generally describing the nature and extent of such Casualty. Subject to Section 10.2(c), following the occurrence of a Casualty, Tenant, using any insurance proceeds and other amounts made available to Tenant pursuant to Section 10.2(b) for restoration, shall in a reasonably prompt manner proceed to restore, repair, replace or rebuild the affected portion of the Leased Property (a “Restoration”) to the extent practicable to be of substantially the same character and quality as prior to the Casualty. Tenant shall restore all Improvements such that when they are fully restored and/or repaired, such Improvements and their contemplated use fully comply with all applicable material Legal Requirements. Landlord may settle and adjust the insurance claim in respect of any Casualty; provided that such adjustment is carried out in a reasonable and timely manner and that Tenant shall be entitled, at its own expense, to participate in any such adjustment and, unless an Event of Default shall have occurred and be continuing, and subject to the rights of Landlord’s Lender under Landlord’s Loan Documents, approve such adjustment, which approval shall not be unreasonably withheld, delayed or conditioned.

(b)           Right to and Application of Proceeds. Subject to the terms and conditions of Landlord’s Loan Documents, Tenant shall use all proceeds received from the insurance policies that are required to be maintained pursuant to Section 10.1 (but excluding proceeds in respect of Tenant’s Property) to apply to the cost of the Restoration and for the payment of Rent during such Restoration; Tenant shall fund at its own expense an amount equal to any applicable deductibles or other self-retained risks. If Tenant shall have defaulted upon its obligation to maintain insurance in the amounts and of the types required under this Lease, and such default results in insufficient Proceeds to restore or pay Rent owed to Landlord, then Tenant shall fund at its own expense the amount of such insufficiency. Tenant shall make available to Landlord, for payment of Tenant’s Rent obligations payable to Landlord during the Restoration when and as due, the proceeds of Tenant’s business interruption insurance payable in respect of the Casualty up to the aggregate Rent obligations payable to Landlord during the Restoration.

(c)           Termination of Lease in Certain Circumstances.

(i)            Notwithstanding the provisions of clauses (a) and (b) above, Tenant shall be required to restore, repair, replace or rebuild the Leased Property affected by a Casualty if Landlord is obligated to restore, repair, replace or rebuild the Leased Property pursuant to the Landlord’s Loan Documents, but shall not be required to restore, repair, replace or rebuild the Leased Property affected by a Casualty if Landlord is not so obligated pursuant to Landlord’s Loan Documents.

(ii)           In no event shall this Lease terminate by reason of a Casualty (including by reason of any insufficiency of insurance proceeds or unavailability of such insurance proceeds under the Landlord’s Loan Documents), unless and only to the extent the Leased Property has been released from the Lien under Landlord’s Loan Documents in accordance with the terms thereof.

(d)           Abatement of Rent. To the extent and for the time that a Casualty renders a Facility unusable for the Primary Intended Use, the Base Rent in respect of such Facility (in an amount equal to the Fair Market Rental of such Facility) and the Additional Charges in respect of such Facility shall abate; provided, however, that the Rent in respect of such Facility shall only abate if and to the extent Landlord receives business interruption insurance proceeds for the applicable Rental Period in an amount equal to the Fair Market Rental of such Facility and to the extent not paid by Tenant or a Facility Subtenant, the Additional Charges in respect of such Facility.

(e)           Surplus. Subject to clause (b) of this Section 10.2 (respecting proceeds of business interruption insurance), any surplus which may remain out of proceeds received pursuant to a Casualty shall be paid to Landlord after payment of such costs of Restoration.

10.3         Condemnation.

(a)           Tenant shall promptly give Landlord written notice of the actual or threatened commencement of any condemnation or eminent domain proceeding affecting the Leased Property (a “Condemnation”) and shall deliver to Landlord copies of any and all papers served in connection with such Condemnation. In no event shall this Lease terminate by reason of a Condemnation (including by reason of any insufficiency of any recoveries or claims in respect of such Condemnation or unavailability of such proceeds or other sums under the Landlord’s Loan Documents), unless and only to the extent the Leased Property has been released from the Lien of Landlord’s Loan Documents in accordance with the terms thereof.

(b)           If a portion of the Leased Property is the subject of a Condemnation and the Lease does not terminate with respect to the Leased Property pursuant to clause (a) above, then Tenant promptly shall proceed to restore, repair, replace or rebuild the same to the extent practicable to be of substantially the same character as prior to such Condemnation, and, subject to the terms and conditions of Landlord’s Loan Documents, Landlord shall make available to Tenant for purposes of such restoration, repair, replacement or rebuilding the net Condemnation Proceeds paid to Landlord in connection with such Condemnation.

(c)           To the extent and for the time that a Condemnation renders a Facility unusable for the Primary Intended Use, the Base Rent in respect of such Facility (in an amount equal to the Fair Market Rental of such Facility but in no event more than that amount expressly permitted under Landlord’s Loan Documents to be abated as the result of a Condemnation) and the Additional Charges in respect of such Facility shall abate to the extent expressly permitted under Landlord’s Loan Documents to be abated as the result of a Condemnation.

(d)           Landlord is hereby irrevocably appointed as Tenant’s attorney-in-fact, coupled with an interest, with exclusive power to collect, receive and retain any proceeds in respect of a Condemnation and to make any compromise or settlement in connection with such Condemnation, subject to the provisions of this Section, and such power shall include the power to substitute Landlord’s Lender in Landlord’s discretion; provided that such compromise or settlement is carried out in a reasonably timely manner and that Tenant shall be entitled, at its own expense, to participate in any such compromise or settlement proceedings, and, unless an Event of Default shall have occurred and be continuing, and subject to the rights of Landlord’s Lender under Landlord’s Loan Documents, approve such compromise or settlement, which approval shall not be unreasonably withheld, delayed or conditioned. Tenant shall cause any proceeds that are payable to Tenant to be paid directly to Landlord; provided that the foregoing shall not preclude Tenant from seeking and retaining a separate award for moving expenses, business dislocation damages or such other claim that does not reduce the award payable to Landlord.

(e)           Any surplus which may remain out of proceeds or awards received pursuant to a Condemnation after payment of such costs of Restoration shall be paid over to and belong to Landlord unless required to be paid to Landlord’s Lender under Landlord’s Loan Documents.

ARTICLE XI

ACCOUNTS AND RESERVES

11.1         Cash Management Procedures. Tenant hereby agrees to cooperate with Landlord and to execute any and all instruments reasonably requested by Landlord (including, if necessary, the execution of an amendment to this Lease), in the establishment and maintenance of reserve accounts and cash management procedures reasonably requested by any Landlord’s Lender in connection with Landlord’s Loan Documents (the “Cash Management Procedures”). For the avoidance of doubt, such Cash Management Procedures shall not affect Tenant’s or any Facility Subtenant’s internal procedures for handling cash in conjunction with gaming operations or complying with, and being subject to, applicable Gaming Laws. Without limiting the foregoing, Tenant shall maintain with respect to each Facility (or to cause its Affiliate to which such Facility has been subleased to maintain) a reserve (“FF&E Reserve”) for capital and FF&E expenditures in the amount of 2.5% of gross revenues derived from operations of such Facility (including, without limitation, from operations of the hotel and casino components of such Facility). So long as no Event of Default or Lease Reserve Shortfall Period shall exist or be in effect, funds in the FF&E Reserve may be withdrawn at the discretion of Tenant (or such Affiliate subtenant) for the payment or reimbursement of FF&E expenditures. An Operating Budget shall be submitted by Tenant to Landlord and Landlord’s Lender not later than the expiration of the then current Fiscal Year, provided that neither Landlord nor Landlord’s Lender shall have the right to approve same except as provided in the following sentence. If a Lease Shortfall Reserve Period is in effect, Tenant shall submit the then-current Operating Budget and, when due, all subsequent Operating Budgets for Fiscal Years during a Lease Shortfall Reserve Period, and any requested interim Modifications thereto, to Landlord and Landlord’s Lender, and Landlord and Landlord’s Lender shall have the right to approve all aspects of the Operating Budget relating to FF&E expenditures, which approval shall not be unreasonably withheld, delayed or conditioned. During the continuance of any Event of Default or Lease Reserve Shortfall Period, any disbursement from the FF&E Reserve shall be subject to the prior review of and confirmation by Landlord and Landlord’s Lender that the requested disbursement is in accordance with the Operating Budget approved for such Fiscal Year by Landlord and Landlord’s Lender and only amounts of expenses incurred consistent with (or up to the amounts set forth in) such approved Operating Budget shall be released from the FF&E Reserve to Tenant (or such Affiliate subtenant); provided that in the event that cash expenditures exceed the budgeted amount or amounts in the FF&E Reserve, expenditures for FF&E to be made in the succeeding period will be credited with such excess cash expenditures during the current period and Tenant (or the applicable Affiliate subtenant) shall be entitled to be reimbursed from the FF&E Reserve in the succeeding period for such excess cash expenditures during the current period.

11.2         FF&E Reserve Collateral. The FF&E Reserve and (i) all cash, checks, funds, drafts, certificates, instruments and other property, including, without limitation, all deposits and/or wire transfers from time to time deposited or held in, credited to or made to the FF&E Reserve, (ii) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing; (iii) any replacement deposit account designated by Landlord’s Lender, and (iv) to the extent not covered by clauses (i), (ii), or (iii) above, all proceeds (as defined under the Uniform Commercial Code) of any or all of the foregoing and the funds deposited therein and any securities and other assets credited thereto (the FF&E Reserve and all such other items noted above are referred to, collectively, as “FF&E Reserve Collateral”) shall serve as additional security for the Tenant’s obligations under this Lease as further provided in Section 12.4. At all times the Landlord shall have control over the FF&E Reserve Collateral (subject to Tenant’s rights to withdraw funds from the FF&E Reserve in accordance with Section 11.1 above), as further set forth in the Deposit and Control Agreements of even date herewith by and among Landlord, Tenant, Landlord’s Lender, the applicable Facility Subtenant and the Deposit Bank (as defined therein), a true and correct copy of each of which is attached hereto as Exhibit E (the “Control Agreement”).

ARTICLE XII

12.1         Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder:

(a)           if Tenant shall fail to pay any Scheduled Lease Payment on the date the same is due and payable hereunder, or

(b)           if Tenant shall fail to pay any item of Variable Additional Charges when due and payable and such default shall continue for five (5) Business Days, or

(c)           if Tenant shall fail to observe or perform any term, covenant or condition of this Lease not specifically provided for in this Section 12.1 and such failure is not cured within a period of thirty (30) days after receipt of notice from Landlord, unless such failure is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Tenant shall have commenced to cure such failure within such thirty (30) day period and thereafter diligently proceeds to cure the same, such cure period shall be extended for such time as is reasonably necessary for Tenant in the exercise of due diligence to cure such failure, such additional period not to exceed ninety (90) days, or

(d)           if Tenant shall admit in writing its inability to pay its debts generally as they become due; file a petition in bankruptcy or a petition to take advantage of any insolvency act; make an assignment for the benefit of its creditors; consent to the appointment of a receiver of itself or of the whole or any substantial part of its property; or file a petition or answer seeking reorganization or arrangement under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any State thereof, or

(e)           any petition shall be filed by or against Tenant or any subsidiary of Tenant that is a Facility Subtenant under Federal bankruptcy laws, or any other proceeding shall be instituted by or against Tenant or such subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for Tenant, or for any substantial part of the property of Tenant, and such proceeding is not dismissed within ninety (90) days after institution thereof, or Tenant shall take any action to authorize or effect any of the actions set forth above in this paragraph (e), or

(f)            if the estate or interest of Tenant in the Leased Property or any part thereof shall be levied upon or attached in any proceeding (other than a Condemnation) and the same shall not be vacated or discharged within the later of ninety (90) days after commencement thereof or thirty (30) days after receipt by Tenant of notice thereof from Landlord, (unless Tenant shall be contesting such lien or attachment in good faith in accordance with the terms of this Lease); or

(g)           if Tenant shall breach any of its covenants in Section 6.1(a)(iii) and such breach shall cause or result in an event of default under Landlord’s Loan Documents;

and in any such event, Landlord may terminate this Lease with respect to one or more, or all, of the Facilities by giving notice of such termination and upon the expiration of the time fixed in such notice, if any, and the failure of the applicable Event of Default to be cured prior to the expiration of such period, the Term shall terminate with respect to the Facilities specified in such notice and all rights of Tenant under this Lease with respect to such Facilities shall cease. Landlord shall have all rights at law and in equity available to Landlord as a result of Tenant’s breach of this Lease.

Tenant shall, to the maximum extent permitted by law, pay as Additional Charges all Litigation Costs as a result of any Event of Default hereunder.

12.2         Certain Remedies. Landlord shall have the right to terminate this Lease, and otherwise exercise remedies, at any time and from time to time, with respect to one or more, or all, of the Facilities and the termination of this Lease or other exercise of remedies with respect to one or more Facilities shall in no way constitute a waiver on the part of Landlord to terminate this Lease on account of such Event of Default, or otherwise exercise remedies, at any time and from time to time, in one or more other instances, with respect to the balance of the Leased Property. Reentry by Landlord or any action brought by Landlord to remove Tenant or any Person claiming through or under Tenant from the Facilities pursuant to this Section 12.2 or Section 12.3, or any other provision of this Lease, shall not operate to terminate this Lease unless Landlord shall have given express written notice of termination to Tenant. Tenant acknowledges and agrees that the service by Landlord of any notice pursuant to the unlawful detainer statutes of Nevada and the surrender of possession pursuant to such notice shall not be deemed to be a termination of this Lease unless Landlord elects to the contrary at the time of or at any time subsequent to the serving of such notices and such election is evidenced by written notice to Tenant.

12.3         Damages. Neither (a) the termination of this Lease pursuant to Section 12.1 or 12.2 with respect to any or all of the Leased Property, (b) the repossession of the Leased Property or any portion thereof, (c) the failure of Landlord, notwithstanding reasonable good faith efforts to relet the Leased Property or any portion thereof, (d) the reletting of all or any portion thereof, nor (e) the failure of Landlord to collect or receive any rentals due upon any such reletting, shall relieve Tenant of its liability and obligations hereunder, all of which shall survive any such termination, repossession or reletting. In the event of any such termination, Tenant shall forthwith pay to Landlord all Rent due and payable with respect to the Leased Property to and including the date of such termination. Thereafter, Tenant, until the end of what would have been the Term in the absence of such termination, and whether or not the Leased Property or any portion thereof shall have been re-let, shall be liable to Landlord for, and shall pay to Landlord, as current damages, the Rent and other charges which would be payable hereunder for the remainder of the Term had such termination not occurred, less the net proceeds, if any, of any reletting of the Leased Property, after deducting all expenses in connection with such re-letting, including all repossession costs, brokerage commissions, legal expenses, attorneys’ fees, advertising costs, expenses of employees, alteration costs and expenses of preparation for such reletting. Tenant shall pay such current damages to Landlord monthly on the days on which the Base Rent would have been payable hereunder if this Lease had not been terminated.

At any time after such termination, whether or not Landlord shall have collected any such current damages, as liquidated final damages and in lieu of all such current damages beyond the date of such termination, at Landlord’s election in its sole and absolute discretion, Tenant shall pay to Landlord an amount equal to the excess, if any, of the Rent (assuming, with respect to items of Rent that are not fixed or determinable, that the amounts payable by Tenant in respect of such items of Rent during the preceding Lease Year would remain constant throughout the Term) which would be payable hereunder from the date of such termination for what would be the then unexpired term of this Lease if the same remained in effect (with respect to the Leased Property), over the Fair Market Rental (including, for the avoidance of doubt, items of additional rent that would be paid by a third party tenant which shall, to the extent not fixed or determinable, be based on the amounts payable by Tenant in respect of Variable Additional Charges during the preceding Lease Year, without increase) for the same period. In the event this Lease is so terminated prior the expiration of the first full year of the Term, the liquidated damages which Landlord may elect to recover pursuant to this Section shall be calculated as if such termination had occurred on the first anniversary of the Commencement Date. Nothing contained herein shall, however, limit or prejudice the right of Landlord to prove and obtain in proceedings for bankruptcy or insolvency an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater than, equal to, or less than the amount of the loss or damages referred to above.

In case of any Event of Default, re-entry, expiration and dispossession by summary proceedings or otherwise, provided Landlord has not previously elected to terminate this Lease pursuant to Section 12.1 or 12.2, Landlord may give Tenant notice of Landlord’s intention to terminate Tenant’s right to possession of the Leased Property without terminating this Lease, on a date specified in such notice (which date shall not be earlier than the date such notice is given) and upon such date, Tenant shall immediately surrender and deliver possession of the Leased Property, and Landlord may (a) relet the Leased Property or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms which may, at Landlord’s option, be equal to, less than or exceed the period which would otherwise have constituted the balance of the Term and may grant concessions or free rent to the extent that Landlord considers advisable and necessary to relet the same, and (b) make such alterations, repairs and decorations in the Leased Property or any portion thereof as Landlord, in its sole judgment, considers advisable and necessary for the purpose of reletting the Leased Property; and the making of such alterations, repairs and decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid.

If Tenant does not surrender and deliver possession of all of the Leased Property as required by this Section 12.3, Landlord may repossess any of the Leased Property not surrendered, with legal process, by summary proceedings, ejectment or any other lawful means or procedure. Upon or at any time after taking possession of any of the Leased Property, Landlord may, by peaceable means or legal process, remove any Persons or property therefrom. Landlord shall be under no liability for or by reason of any such entry, repossession or removal. Notwithstanding such entry or repossession, Landlord may collect the damages set forth in this Section 12.3.

12.4         Landlord’s Security Interest. The parties acknowledge and agree that the operating covenant set forth in Section 6.1(a)(iii) above constitutes material consideration for Landlord’s willingness to enter into this Lease on the terms and conditions set forth herein, and that any discontinuation of operations of the Primary Intended Use other than as expressly permitted under this Lease may have a material adverse effect on the Leased Property. The parties further acknowledge and agree that the Tenant’s obligation to maintain the Leased Property and the FF&E as otherwise provided in this Lease, constitutes further material consideration to Landlord for entering into the Lease on the terms provided herein, and that the failure to maintain the FF&E as required hereunder would have a direct and material adverse effect on the Leased Property, and interfere with the timely reletting of the Leased Property were the Lease to be terminated following an Event of Default. Accordingly, to implement the intentions of the parties, and for the purpose of securing the payment and performance obligations of Tenant hereunder, Landlord and Tenant agree as follows:

12.4.1      As security for payment and performance of Tenant’s obligations under this Lease, subject to applicable Gaming Laws, Tenant, as debtor, hereby pledges, assigns and grants a security interest to Landlord, as secured party, in and to: (i) all FF&E; and (ii) the FF&E Reserve Collateral (collectively, the “Collateral”). This Section 12.4 constitutes a security agreement covering all such Collateral and shall remain in full force and effect until payment and performance in full of all obligations of Tenant under this Lease and shall survive any termination of this Lease pursuant to Sections 12.1 and 12.2 or termination of Tenant’s right of possession pursuant to Section 12.3. Upon full satisfaction of such obligations, Landlord agrees to execute such instruments as Tenant may reasonably request in order to evidence the termination of such security interest and the release of the Collateral.

12.4.2      Tenant hereby authorizes Landlord to file such financing statements, continuation statements and other documents as may be necessary or desirable to perfect or continue the perfection of Landlord’s security interest in the Collateral. In addition, if required by Landlord at any time during the Term, Tenant shall execute and/or deliver to Landlord, in form reasonably satisfactory to Landlord, additional security agreements, financing statements, fixture filings and such other documents as Landlord may reasonably require to perfect or continue the perfection of Landlord’s security interest in the Collateral. Tenant hereby appoints Landlord as its true and lawful attorney-in-fact to execute and/or file any such documents on its behalf in the event Tenant fails to do so, which power of attorney shall be irrevocable and is deemed to be coupled with an interest.

12.4.3      Tenant will give Landlord at least thirty (30) days’ prior written notice of any change in Tenant’s name, identity or jurisdiction of organization. With respect to any such change, Tenant will promptly execute and deliver such instruments, documents and notices and take such actions, as Landlord deems necessary or desirable to create, perfect and protect the security interests of Landlord in the Collateral.

12.4.4      Tenant shall not pledge, assign or grant any security interest in the Collateral, or permit any Lien or encumbrance to attach thereto, or any levy to be made thereon, or any Uniform Commercial Code financing statements or any other notice or instrument as may be required under the Uniform Commercial Code, as appropriate (except those naming Landlord or Landlord’s Lender, as the secured party) to be filed with respect thereto. Further, except for the Control Agreement, the Tenant shall not enter into any depository bank, control agreement or similar agreement with respect to the FF&E Reserve Collateral.

12.4.5      Upon the occurrence and during the continuance of an Event of Default, Landlord shall be entitled to exercise any and all rights or remedies available to a secured party under the Uniform Commercial Code, or available to a landlord under the laws of the State of Nevada, with respect to the Collateral subject to the applicable provisions of the Gaming Laws. Without limiting the foregoing, upon the occurrence of an Event of Default, Landlord may pursue any of the following separately, successively or simultaneously subject to the applicable provisions of the Gaming Laws:

(a)           exercise all of its rights and remedies under the Control Agreement;

(b)           enter onto the Leased Property where any FF&E is located and take possession thereof with or without judicial process;

(c)           without notice except as required under the Uniform Commercial Code and the Gaming Laws, sell, assign, lease, license (on an exclusive or nonexclusive basis) or otherwise dispose of the FF&E or any part thereof in one or more parcels at public or private sale, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Landlord may deem commercially reasonable; and

(d)           take such actions, give such notices, obtain such consents, and do such other things as the Landlord may deem required or appropriate in the event of a sale or disposition of any of the Collateral.

Notwithstanding the foregoing or any other provision contained in this Lease, the remedies provided by this Lease shall in no way include the right to take any action in contravention of applicable Gaming Laws.

12.4.6      The rights of the Landlord hereunder shall not be conditioned or contingent upon the pursuit by the Landlord of any other right or remedy against Tenant (including terminating the Lease or Tenant’s rights of occupancy or possession of the Leasehold Property) or against any other collateral security for the performance of Tenant’s obligations. Without limiting the foregoing, any termination of the Lease pursuant to Sections 12.1 and 12.2 and any termination of the Tenant’s right of possession pursuant to Section 12.3, shall not affect Landlord’s rights and remedies under this Section 12.4. Neither the Landlord nor any nominee or designee of Landlord shall be liable for any failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so, nor shall they be under any obligation to sell or otherwise dispose of any Collateral upon the request of Tenant or to take any other action whatsoever with regard to the Collateral or any part thereof.

12.4.7      To the extent the prior approval of any Gaming Authorities is required pursuant to applicable Gaming Laws for the exercise of any remedy hereunder or under any of Landlord’s Loan Documents, or for the taking of any action by Landlord or Landlord’s Lender, including the disposition (including the sale or distribution for use or play in Nevada or for distribution outside of Nevada) of

Collateral consisting of gaming devices, cashless wagering systems and mobile gaming systems (as those terms are defined in Nevada Revised Statutes Chapter 463 and the regulations promulgated thereunder), the exercise of such remedy or taking of such action shall be subject to the prior approval of the applicable Gaming Authorities.

12.5         Application of Funds. Any payments received by Landlord under any of the provisions of this Lease during the existence or continuance of any Event of Default (and such payment is made to Landlord rather than Tenant due to the existence of an Event of Default) shall be applied to Tenant’s obligations in the order which Landlord may determine or as may be prescribed by the laws of the State where the applicable Leased Property is located.

12.6         Waiver of Right to Jury Trial. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, WAIVE THE RIGHT EACH OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, WHETHER SOUNDING IN CONTRACT, TORT OT OTHERWISE, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LEASE, AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR THE COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY (INCLUDING, WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS LEASE AND ANY CLAIMS OR DEFENSES ASSERTING THAT THIS LEASE WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE UNDERSIGNED TO EXECUTE THIS LEASE.

ARTICLE XIII

13.1         Landlord’s Right to Cure Tenant’s Default. If an Event of Default shall have occurred and be continuing, Landlord, without waiving or releasing any obligation or Event of Default, may (but shall be under no obligation to) at any time thereafter make such payment or perform such act for the account and at the expense of Tenant, and may, to the extent permitted by law, enter upon the Leased Property or any portion thereof for such purpose and take all such action thereon as, in Landlord’s opinion, may be necessary or appropriate therefor including, without limitation, to the fullest extent permitted by law, repossessing the Leased Property and ejecting any Person or property thereon. No such entry shall be deemed an eviction of Tenant. All reasonable sums so paid by Landlord and all costs and expenses (including attorneys’ fees and expenses, in each a case, to the extent permitted by law) so incurred, together with interest thereon (to the extent permitted by law) at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Landlord, shall be paid by Tenant to Landlord on demand. The obligations of Tenant and rights of Landlord contained in this Article shall survive the expiration or earlier termination of this Lease.

ARTICLE XIV

14.1         Holding Over. If Tenant shall for any reason remain in possession of the Leased Property after the expiration of the Term or earlier termination of the Term without the prior written consent of Landlord, such possession shall be as a month-to-month tenant during which time Tenant shall pay as rental each month, one and one-half times the aggregate of (i) one-twelfth of the Base Rent payable with respect to the last Lease Year of the Term; (ii) all Additional Charges accruing during the month and (iii) all other sums, if any, payable by Tenant pursuant to the provisions of this Lease with respect to the Leased Property. During such period of month-to-month tenancy, Tenant shall be obligated to perform and observe all of the terms, covenants and conditions of this Lease, but shall have no rights hereunder other than the right, to the extent given by law to month-to-month tenancies to continue its occupancy and use of the Leased Property. Nothing contained herein shall constitute the consent, express or implied, of Landlord to the holding over of Tenant after the expiration or earlier termination of this Lease.

ARTICLE XV

SUBORDINATION

15.1         Subordination. This Lease and all rights of Tenant hereunder are subject and subordinate to the Lien affecting the Leased Property created pursuant to Landlord’s Loan Documents, whether now or hereafter existing, or the interest of any landlord under a lease senior in title to this Lease, whether now or hereafter existing and to all Property Documents (all such Liens and interests, collectively, the “Superior Interests”), and to all renewals, Modifications, consolidations, replacements and extensions of Superior Interests,  provided that the holder of such Superior Interest shall have executed and delivered to Tenant, and Landlord agrees to cause such holder of a Superior Interest to execute and deliver to Tenant, a “subordination, nondisturbance and attornment agreement” in favor of Tenant substantially on the same terms and conditions as are contained in the form attached hereto as Exhibit D or such other terms and conditions upon which the parties may agree. Tenant agrees to execute and deliver promptly an agreement in the form attached as Exhibit D hereto or any commercially reasonable form of instrument (in recordable form, if requested) that Landlord or the holder of any Superior Interest (each, a “Superior Party”) may request to evidence such subordination.

15.2         Attornment. If the interests of Landlord under this Lease are transferred by reason of, or assigned in lieu of, foreclosure or other proceedings for enforcement of any such Superior Interest, then Tenant shall, at the option of such purchaser, assignee or any Superior Party, as the case may be, (x) attorn to such party and perform for its benefit all the terms, covenants and conditions of this Lease on Tenant’s part to be performed with the same force and effect as if such party were the Landlord originally named in this Lease, or (y) enter into a new lease with such party, as Landlord, for the remaining Term and otherwise on the same terms and conditions of this Lease except that such successor Landlord shall not be (i) liable for any previous act, omission or negligence of Landlord under this Lease; (ii) bound by any previous Modification or amendment of this Lease or by any previous prepayment of more than one month’s rent in advance of its due date, unless such Modification, amendment or prepayment shall have been approved in writing by the Superior Party through or by reason of which such successor Landlord shall have succeeded to the rights of Landlord under this Lease; or (iii) liable for any security (if any) deposited pursuant to this Lease unless such security has actually been delivered to such successor Landlord. Nothing contained in this Section shall be construed to impair any right otherwise exercisable by any such owner, holder or Tenant.

15.3         Notice of Default to Landlord’s Lender. In the event of any act or omission by Landlord which would give Tenant the right, either immediately or after the lapse of a period of time, to terminate this Lease, or to claim a partial or total eviction, Tenant will not exercise any such right (A) until it has given written notice of such act or omission to Landlord’s Lender, and (B) until a reasonable period of time (not less than thirty (30) days) for remedying such act or omission shall have elapsed following giving of such notice and following the time when Lender shall have become entitled under the Landlord’s Loan Documents to remedy the same, provided Lender, with reasonable diligence, shall (i) have pursued such remedies as are available to it under Landlord’s Loan Documents so as to be able to remedy the act or omission, and (ii) thereafter shall have commenced and continued to remedy such act or omission or cause the same to be remedied.

15.4         Modifications to Secure Financing. If any Superior Party or prospective Superior Party shall request Modifications of this Lease as a condition to the provision, continuance or renewal of any such financing, Tenant will not unreasonably withhold, delay or defer its consent thereto, provided that (i) either such Modifications do not materially increase the obligations of Tenant hereunder or materially adversely affect Tenant’s rights under this Lease or (ii) if such Modifications would materially increase the obligations of Tenant hereunder or materially adversely affect Tenant’s rights under this Lease, then Landlord shall compensate Tenant for the same. Disputes as between Landlord and Tenant regarding whether a proposed Modification would materially increase the obligations of Tenant hereunder or materially adversely affect Tenant’s rights under this Lease, and the compensation that would be payable to Tenant as a result thereof shall be determined by arbitration in accordance with the terms of Schedule 15.4 hereto.

15.5         Delivery of Notices to Landlord’s Lender. Subsequent to the receipt by Tenant of Notice from Landlord as to the identity and address of any Superior Party, no Notice from Tenant to Landlord shall be effective unless and until a duplicate original of such Notice shall be given to such Superior Party at the address set forth in the above described Notice. The curing of any of Landlord’s defaults by such Superior Party shall be treated as performance by Landlord.

15.6         Right of Landlord’s Lender to Enforce Lease. To the extent permitted under the Landlord’s Loan Documents and applicable Legal Requirements (including Gaming Laws), Landlord’s Lender may exercise the rights of Landlord hereunder, including the right on the part of Landlord to obtain insurance in the circumstances set forth in Section 10.1(c)(ii) hereof.

15.7         Exercise of Landlord’s Discretion. In any instance hereunder in which Landlord must be reasonable in making a request or granting or withholding an approval or consent, Tenant acknowledges and agrees that Landlord may take into account the reasonable objections of Landlord’s Lender.

15.8         Cure of Landlord Defaults. No Landlord default under this Lease shall be deemed to exist as long as any Landlord’s Lender, in good faith, (i) shall have commenced promptly to cure the default in question and prosecutes the same to completion with reasonable diligence and continuity, or (ii) if possession of the Leased Property is required in order to cure the default in question, such Landlord’s Lender (x) shall have entered into possession of the Leased Property with the permission of Tenant for such purpose or (y) shall have notified Tenant of its intention to institute foreclosure proceedings to obtain possession of Landlord’s interest directly or through a receiver and thereafter prosecutes such proceedings with reasonable diligence and continuity.

15.9         Indemnification. Notwithstanding the existence of any insurance required to be provided hereunder, and without regard to the policy limits of any such insurance, Tenant will protect, indemnify, save harmless and defend Landlord and Landlord’s Lender and their respective partners, shareholders, officers, directors and employees (each, an “Indemnitee”) from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and reasonable expenses (including Litigation Costs), to the maximum extent permitted by law, imposed upon or incurred by or asserted against such Indemnitee by reason of:  (a) any accident, injury to or death of persons or loss of or damage to property occurring on or about the Leased Property or adjoining sidewalks while Tenant is in possession of the Leased Property, including any claims made by employees at the Leased Property, (b) any use, misuse, non-use, condition, maintenance or repair by Tenant or anyone claiming by, through or under Tenant, including agents, contractors, invitees or visitors of the Leased Property or Tenant’s Personalty, (c) any Taxes or Other Charges, (d) any failure on the part of Tenant or anyone claiming by, through or under Tenant to perform or comply with any of the terms of this Lease, (e) any failure by Tenant to perform its obligations under any Sublease and any claims made thereunder, and (f) any contest of any Legal Requirement or Insurance Requirement, regardless of whether the same is conducted in accordance with the terms hereof. Any amounts which become payable by Tenant under this Section shall be paid within ten (10) days after liability therefor on the part of Tenant is determined by litigation or otherwise, and if not timely paid, shall bear interest (to the extent permitted by law) at the Overdue Rate from the date of such determination to the date of payment. Tenant, at its expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against Indemnitee or may compromise or otherwise dispose of the same as Tenant sees fit. Nothing herein shall be construed as indemnifying an Indemnitee against its own grossly negligent acts or omissions or willful misconduct. If at any time an Indemnitee shall have notice of a claim, such Indemnitee shall give reasonably prompt written notice of such claim to Tenant; provided that (i) such Indemnitee shall have no liability for a failure to give notice of any claim of which Tenant has otherwise been notified or has knowledge and (ii) the failure of such Indemnitee to give such a notice to Tenant shall not limit the rights of such Indemnitee or the obligations of Tenant with respect to such claim except to the extent that Tenant incurs actual expenses or suffers actual monetary loss as a result of such failure. Tenant shall have the right to control the defense or settlement of any Claim, provided that (A) if the compromise or settlement of any such claim shall not result in the complete release of such Indemnitee from the claim so compromised or settled, the compromise or settlement shall require the prior written approval of such Indemnitee and (B) no such compromise or settlement shall include any admission of wrongdoing on the part of such Indemnitee. An Indemnitee shall have the right to approve counsel engaged to defend such claim and, at its election and sole cost and expense, shall have the right, but not the obligation, to participate in the defense of any claim. Tenant’s liability under this Article with respect to matters arising or accruing during the Term hereof shall survive any termination of this Lease.

The parties hereto agree that this Article XV shall not apply to those matters specifically covered by the provisions of Article XXV hereof.

ARTICLE XVI

16.1         No Waiver. No failure by Landlord or Tenant to insist upon the strict performance of any term hereof or to exercise any right, power or remedy consequent upon a breach thereof, and no acceptance of full or partial payment of Rent during the continuance of any such breach, shall constitute a waiver of any such breach or of any such term. To the extent permitted by law, no waiver of any breach shall affect or alter this Lease, which shall continue in full force and effect with respect to any other then existing or subsequent breach.

ARTICLE XVII

17.1         Remedies Cumulative. Except as otherwise expressly provided herein, to the extent permitted by law, each legal, equitable or contractual right, power and remedy of Landlord or Tenant now or hereafter provided either in this Lease or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Landlord or Tenant of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Landlord or Tenant of any or all of such other rights, powers and remedies.

ARTICLE XVIII

18.1         Acceptance of Surrender. No surrender to Landlord of this Lease or of the Leased Property, or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Landlord and Landlord’s Lender (if any) and no act by Landlord or any representative or agent of Landlord, other than such a written acceptance by Landlord and Landlord’s Lender (if any), shall constitute an acceptance of any such surrender.

ARTICLE XIX

19.1         No Merger of Title. There shall be no merger of this Lease or of the leasehold estate created hereby by reason of the fact that the same Person may acquire, own or hold, directly or indirectly, (a) this Lease or the leasehold estate created thereby or any interest herein or in such leasehold estate and (b) the fee estate in the applicable Leased Property, unless and until all Persons having any interest in the interests described in (a) and (b) above which are sought to be merged shall join in a written instrument effecting such merger and shall duly record the same.

ARTICLE XX

20.1         Conveyance by Landlord. Any conveyance by Landlord of the Leased Property shall be in compliance with applicable Gaming Laws. If Landlord or any successor owner of the Leased Property shall convey the Leased Property other than as security for a debt, and the grantee or transferee of the Leased Property shall expressly assume all obligations of Landlord hereunder arising or accruing from and after the date of such conveyance or transfer, Landlord or such successor owner, as the case may be, shall thereupon be released from all future liabilities and obligations of Landlord under this Lease arising or accruing from and after the date of such conveyance or other transfer as to the Leased Property and all such future liabilities and obligations shall thereupon be binding upon the new owner.

ARTICLE XXI

21.1         Quiet Enjoyment. So long as Tenant shall pay all Rent as the same becomes due and no Event of Default shall have occurred and be continuing, Tenant shall peaceably and quietly have, hold and enjoy the Leased Property for the Term hereof, free of any claim or other action by Landlord or anyone claiming by, through or under Landlord, but subject to the terms of the Property Documents or liens and encumbrances otherwise permitted to be created by Landlord hereunder, liens as to the obligations of Landlord that are either not yet due or which are being contested in good faith and by proper proceedings, and liens hereafter consented to by Tenant.

ARTICLE XXII

22.1         Notices. All notices, demands, requests, consents, approvals and other communications required or permitted to be given hereunder (collectively, “Notices” or “notices”) shall be in writing and delivered by hand or mailed (by registered or certified mail, return receipt requested or reputable nationally recognized overnight courier service and postage prepaid), addressed to the respective parties, as follows:

If to Tenant:	Station Casinos, Inc.
1505 South Pavilion Center Drive
Las Vegas, Nevada 89135
Attention: General Counsel
Fax: (702) 495-4260

If to Landlord:	FCP PropCo, LLC
1505 South Pavilion Center Drive
Las Vegas, Nevada 89135
Attention: General Counsel
Fax: (702) 495-4260

or to such other address as either party may hereunder designate, and shall be effective upon receipt.

ARTICLE XXIII

23.1         Appraisers. In the event that it becomes necessary to determine the Fair Market Rental of any Facility for any purpose of this Lease, and the parties cannot agree amongst themselves on such value within twenty (20) days after the first request made by one of the parties to do so, then either party may notify the other of a person selected to act as appraiser on its behalf (which person, if selected by Landlord, shall be subject to the approval of Landlord’s Lender). Within fifteen (15) days after receipt of any such notice, the other party shall by notice to the first party appoint a second person as appraiser on its behalf. The appraisers thus appointed, each of whom must be a member of The Appraisal Institute/American Institute of Real Estate Appraisers (or any successor organization thereto), shall, within 45 days after the date of the notice appointing the first appraiser, proceed to appraise the applicable Facility to determine the Fair Market Rental thereof as of the relevant date; provided that if one appraiser shall have been so appointed, or if two appraisers shall have been so appointed but only one such appraiser shall have made such determination within 50 days after the making of the initial appointment, then the determination of such appraiser shall be final and binding upon the parties. If two appraisers shall have been appointed and shall have made their determinations within the respective requisite periods set forth above and if the difference between the amounts so determined shall not exceed ten percent (10%) of the lesser of such amounts, then the Fair Market Rental shall be an amount equal to 50% of the sum of the amounts so determined. If the difference between the amounts so determined shall exceed ten percent (10%) of the lesser of such amounts, then such two appraisers shall have 20 days to appoint a third appraiser, but if such appraisers fail to do so, then either party may request the American Arbitration Association or any successor organization thereto to appoint an appraiser within 20 days of such request, and both parties shall be bound by any appointment so made within such 20 day period. If no such appraiser shall have been appointed within such 20 days or within 90 days of the original request for a determination of Fair Market Rental, whichever is earlier, either Landlord or Tenant may apply to any court having jurisdiction to have such appointment made by such court. Any appraiser appointed by the original appraisers, by the American Arbitration Association or by such court shall be instructed to determine the Fair Market Rental within 30 days after appointment of such Appraiser. The determination of the appraiser which differs most in terms of dollar amount from the determination of the other two appraisers shall be excluded, and 50% of the sum of the remaining two determinations shall be final and binding upon Landlord and Tenant as the Fair Market Rental for such interest. This provision for determination by appraisal shall be specifically enforceable to the extent such remedy is available under applicable law, and any determination hereunder shall be final and binding upon the parties except as otherwise provided by applicable law. Landlord and Tenant shall each pay the fees and expenses of the appraiser appointed by it and their own legal fees, and each shall pay one-half of the fees and expenses of the third appraiser and one-half of all other cost and expenses incurred in connection with each appraisal. Any consent or agreement by Landlord as to Fair Market Rental shall be subject to the approval of Landlord’s Lender.

ARTICLE XXIV

CONFIDENTIALITY

24.1         Confidentiality. Landlord (and Landlord’s Lender) shall keep confidential all financial statements and any other proprietary information delivered pursuant to this Lease, (provided any such other proprietary information is clearly marked by Tenant as confidential) (collectively, “Proprietary Information”). Notwithstanding the foregoing, Landlord’s Lender shall be permitted to freely deliver Proprietary Information to such rating agencies, loan servicers and securitization trustees, to prospective participants and purchasers of Landlord’s Debt and interests therein and to prospective holders of securities backed by Landlord’s Debt, and to its and their respective agents and representatives provided that Landlord’s Lender shall inform such parties of the confidential nature of such information. Tenant shall not identify any specific Facility to which any Proprietary Information relates unless requested by Landlord’s Lender on behalf of holders or prospective holders of (a) mezzanine loans in respect of Landlord or any interest therein or (b) the unrated or lower-rated securities backed by Landlord’s Debt (collectively, “Requesting Parties”). Landlord and Landlord’s Lender shall be permitted to deliver Asset-Specific Proprietary Information (as defined in Landlord’s Loan Documents) to Requesting Parties, provided that each such person (i) executes a commercially reasonable confidentiality agreement with respect to such information for the benefit of Tenant and Landlord and (ii) is not identified on a list of disqualified recipients provided by Tenant and approved by Landlord’s Lender, which approval shall not be unreasonably withheld, delayed or conditioned.

ARTICLE XXV

ENVIRONMENTAL INDEMNITY

25.1         Environmental Indemnity Provisions. Tenant hereby agrees to hold harmless Landlord and Landlord’s Lender, any successors to their respective interests in this Lease, and the respective directors, officers, employees and agents of any of the foregoing from and against any losses, claims, damages (including consequential damages), penalties, fines, liabilities (including strict liability), costs (including cleanup and recovery costs), and expenses (including expenses of litigation and attorneys’ fees) incurred by Landlord, Landlord’s Lender or any other indemnitee or assessed against the Leased Property by virtue of any claim or lien by any Governmental Authority or quasi-governmental unit, body, or agency, or any third party, for cleanup costs or other costs pursuant to any Environmental Laws, but only to the extent that the same relate to the period from and after the date hereof. Tenant’s indemnity shall survive the termination of this Lease.

ARTICLE XXVI

MISCELLANEOUS

26.1         Survival of Claims. Anything contained in this Lease to the contrary notwithstanding, all claims against, and liabilities of, Tenant or Landlord arising prior to any date of termination of this Lease shall survive such termination.

26.2         Severability. If any term or provision of this Lease or any application thereof shall be invalid or unenforceable, the remainder of this Lease and any other application of such term or provision shall not be affected thereby.

26.3         Maximum Permissible Rate. If any late charges provided for in any provision of this Lease are based upon a rate in excess of the maximum rate permitted by applicable law, the parties agree that such charges shall be determined at the maximum permissible rate.

26.4         Headings. The headings in this Lease are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

26.5         Exculpation. Landlord’s liability hereunder shall be limited solely to its interest in the Leased Property, and no recourse under or in respect of this Lease shall be had against any other assets of Landlord whatsoever. Furthermore, except as otherwise expressly provided herein, in no event shall Landlord (original or successor) ever be liable to Tenant for any indirect or consequential damages suffered by Tenant from whatever cause.

26.6         Exhibition of Leased Property. Subject to Tenant’s reasonable and customary security restrictions and Gaming Laws, Landlord and Landlord’s agent shall have the right to enter the Leased Property at all reasonable times and upon reasonable notice for the purpose of exhibiting the Leased Property to others.

26.7         Entire Agreement. This Lease contains the entire agreement between Landlord and Tenant with respect to the subject matter hereof.

26.8         Governing Law. This Lease shall be construed under the substantive laws of the State of Nevada.

26.9         No Waiver. No waiver of any condition or covenant herein contained, or of any breach of any such condition or covenant, shall be held or taken to be a waiver of any subsequent breach of such covenant or condition, or to permit or excuse its continuance or any future breach thereof or of any condition or covenant herein construed as a waiver of such default, or of Landlord’s right to terminate this Lease or exercise any other remedy granted herein on account of such existing default.

26.10       Successors and Assigns. This Lease shall be binding upon and shall inure to the benefit of the heirs, successors, personal representatives, and permitted assigns of Landlord and Tenant.

26.11       Modifications in Writing. This Lease may only be Modified by a writing signed by both Landlord and Tenant and, unless expressly permitted by Landlord’s Loan Documents, any such Modification shall not be effective until it is consented to by Landlord’s Lender.

26.12       Effect of Delay or Omission. No delay or omission by either party hereto to exercise any right or power accruing upon any noncompliance or default by the other party with respect to any of the terms hereof shall impair any such right or power or be construed to be a waiver thereof.

26.13       Third Party Beneficiaries; Landlord’s Lender Rights. Nothing in this Lease shall be deemed to create any right in any Person (other than the Landlord’s Lender to the extent provided herein) not a party hereto, and this Lease shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person (other than the Landlord’s Lender to the extent provided herein). It is expressly understood and agreed that Landlord’s Lender is and shall be a third party beneficiary of this Lease; provided that in the event there shall be more than one Landlord’s Lender or if more than one party comprises Landlord’s Lender, the rights of Landlord’s Lender under this Lease shall be exercised only by, and any approval, consent or other action required or to be taken by Landlord’s Lender hereunder shall be required or may be taken only by, a single Landlord’s Lender (or a single agent) on behalf of multiple parties comprising Landlord’s Lender, which shall be identified to Tenant by Landlord in writing.

26.14       Gaming License. If at any time Landlord or any other person or entity associated in any way with Landlord (i) is denied a license, found unsuitable, or is denied or otherwise unable to obtain any other approval required for Tenant or any of its subsidiaries to continue to lawfully lease the Leased Property and own and operate gaming thereon itself or through its subsidiaries, (ii) is required by the Gaming Authorities to apply for a license or approval and does not do so or does not obtain such license or approval within any required time period, or (iii) withdraws any application for such license or approval with prejudice other than upon a determination by the applicable Gaming Authorities that such license or approval is not required, then Tenant may, notwithstanding any contrary provision of this Lease, terminate this Lease effective upon the later of (a) one Business Day after notice is given to Landlord by Tenant, or (b) the date Tenant or any of its subsidiaries is not permitted to conduct gaming operations at any premises comprising the Leased Property, unless such failure is cured before such later date.

26.15       [Intentionally Omitted].

26.16       Notification of Ownership Changes. Landlord will promptly notify Tenant and any Facility Subtenant in writing upon the happening of any change in ownership in the Leased Property to permit Tenant and any such Facility Subtenant, as applicable, to comply with Regulation 3.020 of the Nevada Gaming Regulations. Landlord will use its commercially reasonable best efforts to cooperate and provide all information necessary to comply with the information and disclosure requirements applicable to compliance with said Regulation 3.020 and all other applicable Gaming Laws, including without limitation the requirements of the Nevada Gaming Control Act and the regulations thereunder.

26.17       Cooperation with Gaming Authorities. Landlord agrees to cooperate, at Tenant’s sole cost and expense, with all applicable Gaming Authorities in connection with the administration of their regulatory jurisdiction over Tenant and its subsidiaries, including the provision of such documents or other information as may be requested by such Gaming Authorities relating to Tenant or any of its subsidiaries or to the Lease.

ARTICLE XXVII

27.1         Memorandum of Lease. Landlord and Tenant shall, promptly upon the request of either enter into a short form memorandum of this Lease, in form suitable for recording under the laws of the state in which the applicable Leased Property is located, in which reference to this Lease, and all options contained therein, shall be made. Tenant shall pay all costs and expenses of recording such Memorandum of Lease.

ARTICLE XXVIII

28.1         Statement of Intent. This Lease constitutes a single, unitary, indivisible, non-severable lease of all the Leased Property. This Lease does not constitute separate leases contained in one document each governed by similar terms. The use of the expression “unitary lease” to describe this Lease is not merely for convenient reference. It is the conscious choice of a substantive appellation to express the intent of the parties in regard to an integral part of this transaction. To accomplish the creation of an indivisible lease, the parties intend that from an economic point of view the portions of the property locations leased pursuant to this Lease constitute one economic unit and that the Base Rent and all other provisions of this Lease have been negotiated and agreed to based on a demise of all the portions of the property locations covered by this Lease as a single, composite, inseparable transaction. Except as expressly provided in this Lease for specific isolated purposes (and in such cases only to the extent expressly so stated), all provisions of this Lease, including definitions, commencement and expiration dates, rental provisions, use provisions, renewal provisions, breach, default, enforcement and termination provisions and assignment and subletting, shall apply equally and uniformly to all the Leased Property as one unit and are not severable. Subject to the terms and conditions of Section 12.1 hereof, a default of any of the terms or conditions of this Lease occurring with respect to any portion of the Leased Property situated on a particular property location shall be a default under this Lease with respect to all the Leased Property. Except as expressly provided in this Lease for specific isolated purposes (and in such cases only to the extent expressly so stated), the provisions of this Lease shall at all times be construed, interpreted and applied such that the intention of Landlord and Tenant to create a unitary lease shall be preserved and maintained. For the purposes of any assumption, rejection or assignment of this Lease under 11 U.S.C. Section 365 or any amendment or successor section thereof, this is one indivisible and non-severable lease dealing with and covering one legal and economic unit which must be assumed, rejected or assigned as a whole with respect to all (and only all) the Leased Property covered hereby. It is the intent of Landlord and Tenant that this Lease constitute a “true lease” of the Leased Property and not a secured financing for Tenant. Landlord does not intend to convey any fee interest in any of the Leased Property to Tenant. Tenant does not intend to obtain an interest in the Leased Property other than a leasehold interest. This Lease shall not be construed in any manner to create any relationship between the parties other than a landlord-tenant relationship and, with respect to Section 12.4, debtor and secured party.

28.2         Acknowledgment of Law. This Lease is not an attempt by Landlord or Tenant to evade the operation of any aspect of the law applicable to any of the Leased Property.

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IN WITNESS WHEREOF, the parties hereto have caused this Lease to be duly executed as of the date first written above.

[Signature blocks to be attached separately.]

IN WITNESS WHEREOF, the parties hereto have caused this Lease to be duly executed and delivered as of the day and year first above written.

LANDLORD:

FCP PROPCO, LLC, a Delaware limited liability
company

By:	/s/ Thomas M. Friel
Name:	Thomas M. Friel
Title:	Authorized Signatory

TENANT:

STATION CASINOS, INC., a Nevada corporation

By:	/s/ Thomas M. Friel
Name:	Thomas M. Friel
Title:	Executive Vice President, Chief
Accounting Officer & Treasurer